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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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LIFEPOINT HOSPITALS, INC.
(Name of Registrant as Specified in Its Charter)

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2014	PROXY STATEMENT	Notice of Annual Meeting of Stockholders
LIFEPOINT HOSPITALS, INC.		to be held on June 3, 2014

April 23, 2014

Dear Fellow Stockholders:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders, which is to be held on Tuesday, June 3, 2014 at 3:00 p.m. Central Daylight Time at the LifePoint Hospital Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027. The Annual Meeting is your opportunity to hear first-hand about LifePoint's priorities, challenges and opportunities. More importantly, it is your opportunity to have a say. I encourage you to sign and return your proxy card or vote by telephone or internet prior to the meeting to ensure that your voice is heard. You can find voting instructions on page 11.

Stockholder Outreach and Engagement.    At last year's annual meeting, we were disappointed that our advisory "say-on-pay" proposal received the support of less than a majority of stockholders, a significant decrease from the previous year. Over the past year, we spoke with investors and other stakeholders to gain a deeper understanding of your opinions about our executive compensation. In response to this feedback, we made several modifications to our executive compensation program, including the utilization of relative total shareholder return as the sole performance metric for our performance-based restricted stock units, which account for the majority of our executives' long-term compensation. We believe these changes are responsive to the feedback we received and reinforce the link between the interests of our executive officers and our stockholders.

Board Refreshment.    Earlier this month, we were pleased to welcome Reed V. Tuckson, M.D. to our Company's Board of Directors. Dr. Tuckson has a wealth of experience as a healthcare executive and an in-depth knowledge of corporate governance and public policy that will add a valuable perspective and further strengthen our Board of Directors.

Sustainability.    At LifePoint, it is important that we add value not only to the communities we serve, but across our industry. In 2013, we were proud to present our first sustainability report, which outlines our commitment to our stakeholders and describes the ways our Company works to be a responsible corporate citizen. The sustainability report is available on our website at www.LifePointHospitals.com. We look forward to regularly updating the report regarding our continuing sustainability efforts.

Challenges and Opportunities.    During 2013, we, like other healthcare providers and hospital operators, faced numerous challenges, including pressures on reimbursement, pressures to control costs while maintaining quality, and pressures to augment and develop service lines that meet our communities' needs while helping maintain or build market share. We met these challenges and laid the groundwork that we believe will lead to greater success in the years ahead by continuing to execute a focused plan built around our four strategic priorities: growth, delivery of high quality care and service to our patients, consistent operational excellence and investments in our people.

Growth.    With the flexibility and liquidity enabled by one of the strongest balance sheets in the industry, we continued to pursue opportunities to grow in our existing markets in 2013 and to expand our presence into new ones. During 2013, we completed four acquisitions. Through The Regional Health Network of Kentucky and Southern Indiana, our partnership with Norton Healthcare, we acquired Scott Memorial Hospital in Scottsburg, Indiana. In addition, LifePoint acquired Bell Hospital in Ishpeming, Michigan and a majority ownership interest in each of Portage Health in Hancock, Michigan and Fauquier Health in Warrenton, Virginia. In addition to hospital

LifePoint Hospitals, Inc. | 2014 Proxy Statement	1

acquisitions, we continued to add or expand service lines in specialized areas such as cardiology, oncology, surgery and imaging.

High Quality Care and Service to Our Patients.    Quality care and service are the highest priorities throughout our Company. Our patient service and satisfaction scores continue to improve. With the simultaneous imperatives to reduce costs while improving the quality and efficiency of care, Duke LifePoint Healthcare, our innovative partnership with Duke University Health System that combines Duke's quality and clinical expertise with LifePoint's operational expertise and financial resources, has become a national model for transforming the delivery of care. In 2013, we announced the appointment of our National Physician Advisory Board ("NPAB"), which is comprised of a cross section of employed and independent physicians from a range of geographic locations throughout the Company. Led by Dr. Russell Holman, our Chief Medical Officer, the NPAB provides strategic guidance to the Company on efforts relating to enhanced clinical quality, physician engagement and innovative models of healthcare delivery.

Consistent Operational Excellence.    Our operating margins have historically ranked among the highest in our industry and our overall performance for 2013 produced solid revenue growth and profits. We ended 2013 with a 40% increase in our share price and reported revenues from continuing operations of $3.7 billion, an increase of 8.4% from 2012. By taking advantage of financial incentives to implement electronic health records and meeting federal "meaningful use" criteria, we achieved an additional $64.1 million in income in 2013 from Centers for Medicare & Medicaid Services ("CMS"). We also are capitalizing on the opportunities that the Affordable Care Act has created by participating in an exchange product in all of our markets at near commercial rates for almost all the exchange plans. In addition, we have developed strategies to maximize enrollment on the exchanges and have 280 certified application counselors across all of our hospitals to help people in our communities understand their options and enroll efficiently.

Investment in Our People.    In a rapidly evolving healthcare environment, it is critically important that we recruit and retain exceptional people at all levels of our organization. In August 2013, we announced the promotion of Leif Murphy to Chief Financial Officer ("CFO"). As a 20-year veteran of the healthcare industry with considerable experience in finance, growth, operations and executive leadership, Mr. Murphy brings a unique skill set and extensive industry knowledge to his new position. In his role as Chief Development Officer, which he will continue to maintain in addition to his CFO responsibilities, he has played a leading role in managing and overseeing our growth and development strategy. We look forward to our Company's continued success under the financial leadership of Mr. Murphy.

More Challenges and Opportunities Ahead.    Building a coordinated network of care and integrating new hospitals into that network require both deep expertise and great attention to small details. Our team has consistently demonstrated the ability to translate this successful model into an operation that lives up to its rich promise for hospitals and communities. That track record in turn gives us a distinct advantage going forward. In 2013, we made solid progress in terms of strengthening our business and increasing our value to all of our stakeholders and we entered 2014 with both excitement and confidence about the future of our business. We continue to believe that by executing on our four strategic priorities, we will achieve our mission of Making Communities Healthier® and create long-term value for our stockholders.

Thank you for your interest and investment in LifePoint Hospitals.

Sincerely yours,

WILLIAM F. CARPENTER III

Chairman and Chief Executive Officer

2	2014 Proxy Statement | LifePoint Hospitals, Inc.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	3

4	2014 Proxy Statement | LifePoint Hospitals, Inc.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 3, 2014
Time:	3:00 p.m. Central Daylight Time
Place:	LifePoint Hospital Support Center 330 Seven Springs Way Brentwood, Tennessee 37027

The Annual Meeting of Stockholders of LifePoint Hospitals, Inc. (the "Company") will be held at the LifePoint Hospital Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, on Tuesday, June 3, 2014 at 3:00 p.m. Central Daylight Time. The purposes of the meeting are to:

  1.
  Elect three nominees as Class III directors of the Company;

  2.
  Ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014;

  3.
  Approve, on a non-binding advisory basis, compensation of the Company's named executive officers;

  4.
  Approve the material terms of the performance goals under the Company's Executive Performance Incentive Plan; and

  5.
  Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors set April 11, 2014 as the record date for the meeting. This means that stockholders of record of shares of common stock of the Company as of the close of business on that date are entitled to receive this notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

We will make available a list of stockholders of record as of the close of business on April 11, 2014 for inspection by stockholders for any purpose related to the meeting during normal business hours from May 23, 2014 to June 2, 2014 at the Company's principal place of business, 330 Seven Springs Way, Brentwood, Tennessee 37027. The list will also be available to stockholders for any such purpose at the meeting.

By Order of the Board of Directors,

CHRISTY S. GREEN
 Vice President, Associate General Counsel
   and Corporate Secretary

April 23, 2014

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or internet voting. Please see the section titled "Proxy Statement" on page 11 for information about voting by telephone or internet, how to revoke a proxy and how to vote shares in person.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	5

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more information about the Company's business and details about the Company's 2013 performance highlights and the financial measures mentioned in this Proxy Statement, including an explanation and reconciliation of "Adjusted EBITDA" (a non-GAAP measure), which we define as earnings before depreciation and amortization; interest expense, net; debt extinguishment costs; impairment charges; provision for income taxes; (income) loss from discontinued operations, net of income taxes; and net income attributable to noncontrolling interests, please see the Annual Report on Form 10-K for the year ended December 31, 2013 (the "2013 Annual Report on Form 10-K"), particularly the sections entitled "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," available on the Company's website.

2013 Financial Highlights (page 29)

In 2012, we received a one-time "rural floor" settlement from Medicare related to historic underpayments (the "2012 rural floor settlement") which increased revenues by $33.0 million and increased adjusted EBITDA by $27.0 million for a net impact of $0.35 per diluted share. The table below reflects 2013 results as compared to both 2012 results and 2012 results that have been adjusted to exclude the impact of the 2012 rural floor settlement.

Key Financial Metrics	FY 2013 Results	FY 2012 Results	% Increase/ (Decrease)		FY 2012 Adjusted Results	2013% Increase/ (Decrease) from 2012 Adjusted Results
Revenues	$3,678.3 million	$3,391.8 million	8.4%		$3,358.8 million	9.5%
Adjusted EBITDA	$537.0 million	$545.6 million	(1.6%	)	$518.6 million	3.5%
Diluted EPS	$2.68	$3.14	(14.6%	)	$2.79	(3.9%)
Stock Price	$52.84	$37.75	40.0%		$37.75	40.0%

Consideration of 2013 Say-on-Pay Vote

At our Annual Meeting of Stockholders in June 2013 a minority of our stockholders who voted at the annual meeting (43.20%) voted in favor of our "say-on-pay" proposal. This was in sharp contrast to the prior year when the majority of our stockholders who voted at the annual meeting (85.08%) voted in favor of the Company's "say-on-pay" proposal. In response to the 2013 voting results, the Company engaged in direct dialogue with its stockholders to determine the reason for this negative vote. During these one-on-one conversations, the Company spoke with over 35 stockholders, including its top institutional stockholders, representing over 65% of the Company's outstanding Common Stock.

The Compensation Committee used this stockholder feedback to shape its subsequent deliberations about the Company's executive compensation program and dedicated substantial time considering how to restructure the program to address stockholders' concerns. Following these deliberations the Committee implemented significant changes. Beginning in 2014, the program now:

  •
  measures Company performance over a three-year period before any performance-based restricted stock units ("RSUs") vest;
  •
  links the amount of performance-based RSUs earned after the three-year performance period to the Company's total shareholder return ("TSR") relative to the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues ("TSR Peer Index"); and
  •
  uses short-term compensation metrics that are distinct and dissimilar from the new long-term compensation criteria.
6	2014 Proxy Statement | LifePoint Hospitals, Inc.

PROXY SUMMARY

Recent Changes to Executive Compensation Program (page 33)

The key enhancements our Compensation Committee made to our 2014 executive compensation program include the following:

  •
  Aligned long-term executive performance compensation with long-term stockholder value — Elected to utilize relative TSR as the sole performance metric to determine what amount, if any, of the performance-based RSUs will be earned by the Company's named executive officers ("Named Executive Officers" or "NEOs").
  •
  Changed long-term incentive criteria — Tied a majority of the NEOs' target long-term compensation (performance-based RSUs) to the Company's three-year annualized TSR compared to the TSR Peer Index.
  •
  Increased performance period for RSUs — The performance-based RSUs will be earned only after the three-year performance period and only if the Company meets or exceeds the established three-year annualized TSR thresholds.
  •
  Limited potential overlap of performance targets for annual cash incentive versus long-term incentives — Payout of annual cash incentive award will be based on achievement of annual financial and operational targets while vesting of performance-based RSUs will be tied solely to three-year annualized TSR relative to the TSR Peer Index.

The impact of these changes will not be reflected in the executive officer compensation tables until 2014 executive compensation is reported in the 2015 Proxy Statement.

2013 Executive Compensation Program Highlights (page 31)

The Company's executive compensation program is designed to ensure an appropriate linkage between executive pay, Company performance and stockholder results. 2013 total direct compensation included the following elements:

  •
  Base Salary — NEO base salaries did not increase in 2013, except that Mr. Murphy received an increase upon his promotion to Chief Financial Officer in September.
  •
  Annual Cash Incentive Award — NEOs earned only a portion (52%) of their target Annual Cash Incentive Award since the Company met some, but not all, of its 2013 performance targets.
  •
  Performance-Based RSUs — 2013 performance-based RSUs remain unearned since neither financial performance target was achieved in 2013.
  •
  Stock Options — One-third of options granted in 2013 vested in February 2014.

The charts below illustrate the percentage breakdown of 2013 total direct compensation for the CEO and the average total direct compensation of 2013 NEOs who continue to serve as officers in 2014. Consistent with our pay-for-performance philosophy, approximately 88% of the CEO's total direct compensation and an average of approximately 82% of the average total direct compensation of the other NEOs was performance-based.

2013 CEO Total Direct Compensation	2013 Average Other NEO Total Direct Compensation

* The percentages shown are based on grant-date fair value; however, the performance-based RSUs remain unearned since the performance targets set for them were not achieved in 2013. One-third of the options granted vested in February 2014, however, none have been exercised.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	7

PROXY SUMMARY

Executive Compensation Practices

What We Do

•
Pay for Performance — A high percentage of our NEO compensation is at-risk.
•
Stock Ownership Guidelines — We maintain stock ownership guidelines for our NEOs.
•
Peer Market Data — The Compensation Committee reviews peer group market data when making executive compensation decisions.
•
Tally Sheets — The Compensation Committee reviews tally sheets when making executive compensation decisions.
•
Double Trigger — Under our Change of Control Plan, cash severance payments are made only if double trigger provisions are met.
•
Compensation Limits — We use caps on potential incentive payments and multiple performance targets to limit our NEOs' aggregate compensation.
•
Recoupment — We have a clawback policy applicable to restatements of financial results as a result of fraud.
•
Review of Share Utilization — We annually evaluate share utilization.
•
Independent Compensation Consultant — The Compensation Committee utilizes an independent compensation consultant.
•
Risk Mitigation — We have robust board and management processes to identify and mitigate risks.

What We Don't Do

•
No Employment Contracts — We do not have employment agreements with our NEOs.
•
No Supplemental Executive Retirement Plans — We do not provide executive retirement benefits beyond those offered to employees generally.
•
No Repricing of Stock Options — We do not grant stock option awards with reload features and we do not reprice stock options.
•
No Hedging — Our Insider Trading Policy prohibits hedging by our directors, officers and all employees located at the Hospital Support Center.
•
Anti-Pledging — Pledge arrangements must be pre-approved by the Company's Chief Legal Officer on a case-by-case basis, after consideration of the particular facts and circumstances of the request, and are only approved in rare circumstances. No pledge arrangements are currently in place.
•
No Perquisites — We do not provide any perquisites such as cars or car allowances, club membership, financial planning or tax preparation assistance.

8	2014 Proxy Statement | LifePoint Hospitals, Inc.

PROXY SUMMARY

2013 Governance Highlights (page 19)

We regularly review our corporate governance practices to ensure effective collaboration of management and our Board to yield the best possible value for stockholders. Highlights of our governance approach include:

Recent Updates

  >    Addition of independent director in April 2014

  >    Modifications to our executive compensation program (see page 33 for details)

  >    Publication of the Company's first Sustainability Report in October 2013 (see page 22 for details)

Board of Directors

  >    Independent Lead Director

  >    Nine Directors; eight are independent

  >    Committee members are independent (except Quality Committee, which is chaired by our CEO)

  >    Executive sessions of independent Directors at each regularly-scheduled meeting

  >    All Directors attended over 95% of all Board and committee meetings in 2013

  >    All Directors own Company stock in accordance with our stock ownership guidelines

  >    Policy limiting membership on other public company boards

  >    Regular succession planning

  >    Regular Board and Committee self-assessments and individual Director evaluations

  >    No former employees serve as Directors

Director Nominees and Continuing Directors (page 13)

The following table provides summary information about each Director Nominee and continuing Director. Directors are divided into Classes, with each Class serving a three-year term. Stockholders are voting on the Class III Directors who, if elected, will serve until the annual meeting in 2017.

Name	Age	Director Since	Primary Occupation	Other Public Company Boards
DIRECTOR NOMINEES — CLASS III — TERM EXPIRES 2017
William F Carpenter III	59	2006	Chairman and Chief Executive Officer, LifePoint Hospitals, Inc.	0
Richard H. Evans*	69	2000	Chairman, Evans Holdings, LLC	0
Michael P. Haley*	63	2005	Advisor, Fenway Partners, LLC	2
CONTINUING DIRECTORS — CLASS I — TERM EXPIRES 2015
Marguerite W. Kondracke*	68	2007	Former president and chief executive officer, America's Promise Alliance	2
John E. Maupin, Jr.*	67	1999	President and chief executive officer, Morehouse School of Medicine	2
Owen G. Shell, Jr.*[1]	77	2002	Former president, Asset Management Group of Bank of America Corporation	0
CONTINUING DIRECTORS — CLASS II — TERM EXPIRES 2016
Gregory T. Bier*	67	2008	Former managing partner — Deloitte & Touche LLP (Cincinnati office)	1
DeWitt Ezell, Jr.*	75	1999	Former Tennessee state president — BellSouth Corporation	0
Reed V. Tuckson*[2]	63	2014	Managing Director, Tuckson Health Communications, LLC	3
*
Independent Director
1
Lead Director
2
Dr. Tuckson was appointed to the Company's Board of Directors effective April 3, 2014.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	9

PROXY SUMMARY

2014 Annual Meeting of Stockholders

• Date and Time: June 3, 2014, 3:00 p.m. Central Daylight Time	• Record Date: April 11, 2014
• Place: LifePoint Hospital Support Center 330 Seven Springs Way Brentwood, Tennessee 37027	• Meeting Webcast: www.LifePointHospitals.com/investor-relations/

Voting Matters and Board Recommendations

Agenda Item	Our Board's Recommendation	Page Reference (for more detail)

1. Election of Directors Each director nominee has an established record of accomplishment in areas relevant to overseeing the Company's current business. Each possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.	FOR each Director Nominee	12

2. Ratification of Selection of Independent Registered Public Accounting Firm As a matter of good corporate governance, the Board is asking stockholders to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014.	FOR	54

3. Advisory Vote to Approve Executive Compensation The Board is asking stockholders to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement.	FOR	56

4. Approval of the Material Terms of the Performance Goals under the Company's Executive Performance Incentive Plan ("EPIP") The Company is required by Section 162(m) of the Internal Revenue Code to submit the material terms of the performance goals under the EPIP to the Company's stockholders for consideration and approval once every five years. The EPIP provides for cash incentive bonuses to participants that are deductible by the Company for federal tax purposes upon the achievement of performance goals established annually by the Compensation Committee.	FOR	58

Important Dates for 2015 Annual Meeting of Stockholders (page 61)

•
Stockholder proposals submitted for inclusion in our 2015 proxy statement pursuant to SEC Rule 14a-8 must be received by us by December 24, 2014.
•
Notice of stockholder proposals to be raised from the floor of the 2015 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be received by us by March 5, 2015.
10	2014 Proxy Statement | LifePoint Hospitals, Inc.

PROXY STATEMENT

 Proxy Statement

As a holder of common stock ("Common Stock") of LifePoint Hospitals, Inc. (the "Company," "we," "us" or "our"), this Proxy Statement and the Annual Report to Stockholders for the Year Ended December 31, 2013 (the "Annual Report to Stockholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2014 Annual Meeting of Stockholders to be held on Tuesday, June 3, 2014 at 3:00 p.m. Central Daylight Time at the LifePoint Hospital Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027 (the "Annual Meeting"), and at any adjournments or postponements thereof. Distribution of the Notice of Internet Availability of Proxy Materials is scheduled to begin on or about April 23, 2014.

Only owners of record of shares of Common Stock as of the close of business on April 11, 2014, the record date, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements of the Annual Meeting. Each owner of record on the record date is entitled to one vote for each share of Common Stock held. On April 11, 2014, there were 44,478,896 shares of Common Stock issued and outstanding.

You can ensure that your shares are voted at the Annual Meeting by submitting your voting instructions by telephone or by Internet, or if you requested a hard copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your voting instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage stockholders to submit proxies in advance of the Annual Meeting. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2014

The Notice of Internet Availability of Proxy Materials, Proxy Statement and 2013 Annual Report to Stockholders are available under the "Investor Relations — Proxy Statements and Annual Reports" section of the Company's website at www.LifePointHospitals.com.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	11

ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, which consists entirely of independent directors, the Company's Board of Directors has nominated three directors for election at the Annual Meeting to hold office until the annual meeting of stockholders in 2017 or until their successors have been elected and qualified.

 Election of Directors

The Company's Board of Directors consists of nine members, eight of whom are independent. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. One-third of the directors are elected each year.

Director Nomination Process

Board Nominations

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for any director position and for recommending to the Board of Directors a slate of nominees for election at each annual meeting of stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party firm. The Corporate Governance and Nominating Committee will evaluate all potential nominees in the same manner.

Stockholder Nominations

The information required to be provided by a stockholder nominating a candidate for the Board of Directors is set forth in the Company's Fourth Amended and Restated By-Laws ("By-Laws"). The deadlines for timely submission by stockholders of persons for election as directors (other than persons nominated by or at the direction of the Board of Directors) at the 2015 annual meeting of stockholders is described in this Proxy Statement under the caption "Additional Information — Other Stockholder Proposals for Presentation at the 2015 Annual Meeting." The Corporate Governance and Nominating Committee will consider nominations by any Company stockholder of record who is entitled to vote at the applicable meeting and who has complied with the notice procedures set forth in the Company's By-Laws.

Nominations by stockholders of persons for election to the Board of Directors also may be made at a special meeting of stockholders if the stockholder's notice required by the Company's By-Laws is delivered not later than the close of business on the later of 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Director Evaluations

Prior to nominating any director for additional terms, the Corporate Governance and Nominating Committee conducts an annual performance evaluation of the Board of Directors, its committees and the directors, including the Lead Director and the Chairman and Chief Executive Officer. As part of this process, Paul D. Gilbert, the Company's Executive Vice President, Chief Legal Officer and Corporate Governance Officer, interviews each director privately in an effort to identify any concerns that have not otherwise been identified in the evaluations. Additionally, the Corporate Governance and Nominating Committee receives a report from Mr. Gilbert regarding any matters of concern found through his review of detailed background checks conducted by a third party. The Corporate Governance and Nominating Committee also considers a number of subjective, objective, qualitative and quantitative factors before recommending any nominee to the Board of Directors.

Director Qualifications

The general experience, qualifications, attributes and skills established by the Corporate Governance and Nominating Committee for directors are included in the Company's Corporate Governance Standards, which may be found under the "Investor Relations — Corporate Governance" section of our website at

12	2014 Proxy Statement | LifePoint Hospitals, Inc.

ELECTION OF DIRECTORS

www.LifePointHospitals.com. The Company believes that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and sound judgment. The Company endeavors to have a Board of Directors with diverse experience.

Information regarding each director's specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company is presented below.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

 Nominees for Election: Class III Directors — Term will expire in 2017

Director since: 2006 Chairman and Chief Executive Officer
William F. Carpenter III             Age: 59            Director since 2006
  Mr. Carpenter brings to the Board of Directors his perspective as the Company's Chief Executive Officer, decades of legal, development and corporate governance experience and the perspective gained from serving on the board of directors of the Federation of American Hospitals since 2006, including two terms as Chair.

Mr. Carpenter has served as Chief Executive Officer ("CEO") of the Company since June 2006 and as Chairman of the Company since December 2010. Prior to June 2006, Mr. Carpenter served as Executive Vice President of the Company from February 2004 until his appointment as CEO. In addition, Mr. Carpenter served as General Counsel and Secretary of the Company from May 1999 to June 2006 and Corporate Governance Officer from February 2003 to June 2006. From May 1999 to February 2004, Mr. Carpenter served as Senior Vice President of the Company.

Director since: 2000 Independent

Richard H. Evans                        Age: 69            Director since 2000
  Mr. Evans brings to the Board of Directors decades of expertise in managing employee-intensive businesses, consumer-facing organizations and entities with substantial real estate holdings.

Mr. Evans has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Prior to that time, Mr. Evans served as chief executive officer of Huizenga Sports and Entertainment Group, Madison Square Garden Corporation and Radio City Music Hall Productions, chief operating officer of Gaylord Entertainment Company and chief operating officer and corporate director of Florida Panthers Holdings, Inc. Mr. Evans currently serves as a member of the board of directors of each of TharpeRobbins Company, Inc., an employee recognition company, and Tokyo Joe's, Inc., a restaurant chain, and as a member of the business advisory board of Gridiron Capital, LLC, a private equity firm. Mr. Evans is also a limited partner in Gridiron Strategic Partners Fund. Mr. Evans previously served as a member of the board of governors of the National Basketball Association, the National Hockey League, Major League Baseball and the National Football League, and as a director of Genesco, Inc. (NYSE: GCO), a specialty retailer, and Bass Pro Shops, an outdoor specialty retailer.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	13

ELECTION OF DIRECTORS

Director since: 2005 Independent
Michael P. Haley                        Age: 63            Director since 2005
  Mr. Haley brings to the Board of Directors substantial executive experience and community leadership in markets like those in which the Company operates.

Mr. Haley has served as an advisor to Fenway Partners, LLC, a private equity investment firm, since April 2006 and a managing director of its affiliate, Fenway Resources, since 2008. From 2007 to 2012, Mr. Haley served as executive chairman of Coach America, a transportation services operator. Mr. Haley is chairman of the board of directors of Stanley Furniture Company (NASDAQ: STLY), a furniture manufacturer, and is a member of the board of directors of American National Bankshares, Inc. (NASDAQ: AMNB), a bank holding company and Ply Gem Industries, Inc., a producer of window, door and siding products for the residential construction industry. Mr. Haley served as chairman from January 2005 to June 2005 and as president and chief executive officer from 2001 to 2005 of MW Manufacturers, Inc., a subsidiary of Ply Gem Industries, Inc. Mr. Haley previously served on the board of the Martinsville-Henry County United Way and as chairman of the board of trustees of Memorial Hospital of Martinsville and of the Martinsville-Henry County Economic Development Corporation.

Continuing Directors

Stockholders are not voting at this Annual Meeting on the election of Class I or Class II directors, who will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and qualified.

Class I Directors — Term will expire in 2015

Director since: 2007 Independent
Marguerite W. Kondracke         Age: 68            Director since 2007
  Ms. Kondracke brings to the Board of Directors experience in dealing with the legislative and executive branches of government and executive experience in healthcare and other caregiving services, including experience as a chief executive officer.

Ms. Kondracke served as president and chief executive officer of America's Promise Alliance, a not-for-profit children's advocacy organization, from October 2004 until her retirement in May 2012. Prior to that time, Ms. Kondracke served as special assistant to U.S. Senator Lamar Alexander, as well as the staff director, Senate Subcommittee on Children and Families, between April 2003 and September 2004. From September 2001 to March 2003, Ms. Kondracke served as president and chief executive officer of The Brown Schools, a leading provider of behavioral services for adolescents. Ms. Kondracke is the co-founder, former chief executive officer and current board member of Bright Horizons Family Solutions, LLC (NYSE: BFAM), which provides childcare and other workplace services for employers and families. In addition, Ms. Kondracke is currently a member of the board of directors of Rosetta Stone, Inc. (NYSE: RST), a provider of technology-based language learning solutions. Her prior experience includes having served as Commissioner of Human Services for the State of Tennessee, where her responsibilities included making eligibility determinations for the state's Medicaid program. She earlier served in various leadership capacities for the Tennessee Department of Public Health. Her prior board experience includes service on board of directors of Saks, Inc. (NYSE: SKS) from 1996 until its acquisition in November 2013, and with the board of trustees of Duke University and Duke University Medical Center.
14	2014 Proxy Statement | LifePoint Hospitals, Inc.

ELECTION OF DIRECTORS

Director since: 1999 Independent
John E. Maupin, Jr.                    Age: 67            Director since 1999
  Dr. Maupin brings to the Board of Directors diverse experience as an executive in academic medicine, public health and ambulatory healthcare, as well as experience in dealing with the legislative and executive branches of government and agencies within the U.S. Department of Health and Human Services.

Dr. Maupin has served as president and chief executive officer of Morehouse School of Medicine since July 2006. From July 1994 through June 2006, he was president and chief executive officer of Meharry Medical College. His other senior administrative positions have included executive vice president and chief operating officer of the Morehouse School of Medicine; chief executive officer of Southside Healthcare, Inc., Atlanta, Georgia; and Deputy Commissioner for Medical Services, Baltimore City Health Department, Baltimore, Maryland. Dr. Maupin has served on numerous health-related advisory councils and scientific panels. Most notably, in 2010, Dr. Maupin was appointed to the National Healthcare Workforce Commission, which was created by the Patient Protection and Affordable Care Act to serve as a national advisory resource to the U.S. Congress and President. Dr. Maupin is a director of HealthSouth Corporation (NYSE: HLS), a post-acute healthcare management company, and Regions Financial Corporation (NYSE: RF), a bank holding company. He also serves as a director/trustee for VALIC family of funds, a group retirement fund complex.

Director since: 2002 Independent Lead Director

Owen G. Shell, Jr.                      Age: 77            Director since 2002
  Mr. Shell brings to the Board of Directors his perspective from several years as Lead Director and non-executive Chairman of the Company, as well as his decades of financial experience as an executive in a highly regulated industry.

Mr. Shell currently serves as the Company's Lead Director and served as non-executive Chairman of the Company's Board of Directors from 2006 to December 2010. Mr. Shell has over 40 years of financial experience as an executive in the banking industry. He served as president of the Asset Management Group of Bank of America Corporation from November 1996 until his retirement in June 2001. From 1986 through 1996, Mr. Shell served as the president of Bank of America for the Tennessee region. Prior to that, Mr. Shell held several positions, including chairman, president and chief executive officer of First American National Bank in Nashville, Tennessee. From 2004 to 2007, Mr. Shell served as a director of Central Parking Corporation, the nation's largest parking services provider at the time.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	15

ELECTION OF DIRECTORS

 Class II Directors — Term will expire in 2016

Director since: 2008 Independent
Gregory T. Bier                           Age: 67            Director since 2008
  Having been a certified public accountant for over three decades, Mr. Bier brings to the Board of Directors financial expertise, public company accounting experience and experience with auditing of healthcare service providers.

Mr. Bier was the managing partner of the Cincinnati office of Deloitte & Touche LLP from 1998 until his retirement in 2002. In 1968, he joined Haskins & Sells, which later became a part of Deloitte & Touche, and he became a certified public accountant in 1970. Mr. Bier currently serves as a director of Cincinnati Financial Corporation (NASDAQ: CINF), a public company that markets commercial, personal and life insurance through independent insurance agencies, and previously served on the audit committee of Catholic Health Partners, one of the largest not-for-profit health systems in the United States, from 2002 to 2007.

Director since: 1999 Independent
DeWitt Ezell, Jr.                         Age: 75            Director since 1999
  Mr. Ezell brings to the Board of Directors decades of executive experience with regulated industries and experience with a large healthcare payor.

Mr. Ezell served for over 37 years in various positions, including engineering, regulatory and public relations, with BellSouth Corporation, a communications services company, and served as the state president of Tennessee for BellSouth Corporation from January 1990 until his retirement in April 1999. Mr. Ezell served as the chairman of the board of BlueCross BlueShield of Tennessee, a non-profit health insurance company, from 2005 until April 2009.

Director since: 2014 Independent
Reed V. Tuckson                        Age: 63            Director since 2014
  Dr. Tuckson brings to the Board of Directors a vast amount of experience as a healthcare executive, with a history of creating new systems to improve quality and efficiency in the delivery of healthcare services.

Dr. Tuckson serves as the managing director of Tuckson Health Connections, LLC, a private health and medical care consulting business that brings people and ideas together to promote optimal health outcomes. From December 2006 to March 2014, Dr. Tuckson served as the executive vice president and chief of medical affairs of UnitedHealth Group. Dr. Tuckson's prior experience includes service as senior vice president, professional standards, for the American Medical Association, president of the Charles R. Drew University of Medicine and Science, senior vice president for programs of the March of Dimes Birth Defects Foundation and Commissioner of Public Health for the District of Columbia. Dr. Tuckson serves on the board of directors of Cell Therapeutics, Inc. (NASDAQ: CTIC), a biopharmaceutical company, and Neptune Technologies & Bioressources, Inc. (NASDAQ: NEPT), a Canadian biotechnology company as well as its subsidiary, Acasti Pharma Inc. (NASDAQ: ACST), a Canadian biopharmaceutical company. In addition, Dr. Tuckson currently serves on the board of directors of the American Telemedicine Association, Howard University, the Alliance for Health Reform, the Arnold P. Gold Foundation for Humanism in Medicine and the Advisory Committee to the Director of the National Institutes of Health.
16	2014 Proxy Statement | LifePoint Hospitals, Inc.

DIRECTOR COMPENSATION

 DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board of Directors regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Mr. Carpenter, the Company's Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors. Under the Compensation Committee's charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation.

In 2013, the compensation consultant provided the Compensation Committee with information on peer comparisons for director compensation. The compensation consultant also reported on current trends in director compensation. In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of non-employee directors generally, as well as committee chairs, and the forms of compensation paid to non-employee directors by comparable companies. Following the annual meeting each year, the Board of Directors, upon recommendation of the Compensation Committee, determines the compensation payable to non-employee members of the Board of Directors through the date immediately preceding the next annual meeting of stockholders.

In 2013, our stockholders approved our 2013 Long-Term Incentive Plan (the "2013 Plan"), under which our non-employee directors receive equity-based compensation for their services. The 2013 Plan replaced the Amended and Restated Long-Term Incentive Plan ("LTIP") and the Amended and Restated Outside Directors Stock and Incentive Compensation Plan ("Directors Plan").

2013 Annual Compensation

The Board of Directors believes that our compensation program for non-employee directors:

•
ties a large portion of the non-employee directors' compensation to stockholder interests because the value of the equity awards made under the 2013 Plan fluctuates up or down depending on the stock price;

•
focuses on the long term, since the receipt of the shares of Common Stock pursuant to the award is deferred until the earlier of three years from the date of grant or the date the director ceases to be a member of the Board of Directors;

•
is simple to understand and communicate; and

•
is equitable based on the work required of non-employee directors serving an entity of the Company's size and scope in a highly regulated industry undergoing substantial change.

In 2013, the annual compensation for our non-employee directors included an annual cash retainer of $125,000 payable to non-employee directors and an additional annual cash retainer of $125,000 payable to the Lead Director of the Board of Directors through the date immediately preceding the Annual Meeting. An additional cash retainer of (i) $20,000 per year is payable to the Chair of the Audit and Compliance Committee, (ii) $15,000 per

year is payable to the Chair of the Compensation Committee and (iii) $10,000 per year is payable to the Chair of the Corporate Governance and Nominating Committee. No meeting fees are paid. Each of the foregoing annual fees is paid in four quarterly installments. Directors are also reimbursed for expenses incurred relating to attendance at Board and committee meetings.

Non-employee directors may elect to defer payment of all or any part of their directors' fees. For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive, in lieu of all or any portion (in multiples of 25%) of his or her annual retainer payable for such term, an RSU award pursuant to the 2013 Plan. Such an election applies to the number of RSUs determined by dividing (a) the additional annual retainer amount that would have been payable to the non-employee director in cash in the absence of his or her election, by (b) the fair market value of a share of Common Stock on the date of grant. No cash fees were deferred in 2013.

In addition to the cash compensation described above, on June 4, 2013 the Board of Directors, upon recommendation of the Compensation

LifePoint Hospitals, Inc. | 2014 Proxy Statement	17

DIRECTOR COMPENSATION

Committee, approved the grant of approximately $170,000 of RSUs to each of the non-employee directors. The terms of the grant provided that these RSUs would become fully vested and no longer subject to forfeiture upon the earliest of any of the following conditions to occur: (1) six months and one day following the date of grant; (2) the death or disability of the non-employee director; or (3) a "change in control" of the Company

(as defined in the 2013 Plan). The awards became fully vested on December 5, 2013. The non-employee director's receipt of shares of Common Stock pursuant to the award of RSUs is deferred until the first business day following the earliest to occur of (A) the third anniversary of the date of grant, or (B) the date the non-employee director ceases to be a member of the Board of Directors.

Certain information concerning the compensation of non-employee directors for 2013 is set forth in the table below. Mr. Carpenter, the Company's Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Gregory T. Bier	$145,000	$169,980	$314,980
Richard H. Evans	140,000	169,980	309,980
DeWitt Ezell, Jr.	125,000	169,980	294,980
Michael P. Haley	125,000	169,980	294,980
Marguerite W. Kondracke	125,000	169,980	294,980
John E. Maupin, Jr.	135,000	169,980	304,980
Owen G. Shell, Jr.	250,000	169,980	419,980

(1)
Reflects the cash fees paid to each non-employee director. In addition to the annual cash retainer, Mr. Shell received an additional $125,000 for service as the Lead Director, Mr. Bier received $20,000 for service as chair of the Audit Committee, Mr. Evans received $15,000 for service as chair of the Compensation Committee, and Dr. Maupin received $10,000 for service as chair of the Corporate Governance and Nominating Committee. No cash fees were deferred in 2013.

(2)
Reflects the grant date fair value for RSUs granted under the 2013 Plan, in accordance with Accounting Standards Codification ("ASC") 718-10, "Compensation — Stock Compensation" ("ASC 718-10"). The assumptions used in calculating the values are set forth in Note 8 to the Company's financial statements included in the 2013 Annual Report on Form 10-K.
18	2014 Proxy Statement | LifePoint Hospitals, Inc.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The governance structure of the Company is designed to enable the Board of Directors to be an active, collegial body that is prepared to make prompt, principled decisions, provide sound advice and counsel and monitor the Company's compliance efforts, risk management and performance. The key practices and procedures of the Board of Directors are outlined in the Corporate Governance Standards available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHospitals.com. This section of our website also includes all of the Company's corporate governance materials, including

  •
  the Company's Amended and Restated Certificate of Incorporation and By-Laws;

  •
  the charters for each Board committee;

  •
  the Company's Code of Ethics and Code of Conduct;

  •
  the Company's Related Person Transactions Policies and Procedures;

  •
  the Company's Recoupment Policy;

  •
  the Company's Insider Trading Policy; and

  •
  the Company's Stock Ownership Guidelines.

Instructions for how to communicate with our Board of Directors is also included in this section of our website. The Board of Directors regularly reviews developments in corporate governance and updates our Corporate Governance Standards and other governance documents as it deems necessary and appropriate.

Board Leadership Structure

The fundamental duties of the Board of Directors are to:

  •
  oversee the CEO and senior management in the appropriate operation of the Company;

  •
  advise the CEO and senior management with respect to the conduct of the Company's business and its strategic direction; and

  •
  protect the long-term interests of the stockholders.

To satisfy these duties, the non-employee directors take a proactive approach through active and frequent communication with the CEO and other members of senior management, by setting the correct "tone at the top" and ensuring that it permeates the Company's relationships, and by defining what information the Board of Directors should receive and how. The Board of Directors sets its own meeting agendas through its Lead Director and committee chairs. The By-Laws and the Corporate Governance Standards of the Company allow the Chairman and CEO roles to be held by the same person, and in such case, the Board of Directors is required to have an independent Lead Director.

Currently, the offices of Chairman of the Board and CEO of the Company are held by the same person.

Board Leadership Structure

•
Chairman of the Board and CEO: William F. Carpenter III

•
Lead Director: Owen G. Shell, Jr.

•
Active engagement by all directors, including eight independent directors

The Board believes that this is the optimal structure to guide the Company and maintain the focus required to achieve our business goals.

From 2006 to December 2010, the Company had a non-executive Chairman. In December 2010, the Board of Directors determined that the Company's stockholders would be best served by electing Mr. Carpenter to be Chairman of the Board. The Board of Directors reached this decision after considering the following:

  •
  the Company's governance structure and how it functioned;

  •
  the number of companies in the healthcare services industry that combined the Chairman and CEO roles;

  •
  Mr. Carpenter's contributions to the Company, including a recognition of his role
LifePoint Hospitals, Inc. | 2014 Proxy Statement	19

CORPORATE GOVERNANCE

  in setting the Company's strategic direction and in attracting new executive management to the Company; and

  •
  the importance of the Lead Director position, as defined by the Company and set out in the written job description of the Lead Director in the Company's Corporate Governance Standards.

As required by the Company's By-Laws and Corporate Governance Standards when the Chairman and CEO roles are held by the same person, the independent members of the Board of Directors must select a Lead Director. Mr. Shell, who previously served as the non-executive Chairman of the Board, serves as the Lead Director. The Lead Director:

  •
  advises and counsels the Chairman;

  •
  coordinates with the Chairman on the agenda and format for meetings of the Board of Directors;
  •
  chairs executive sessions of the Board of Directors; and

  •
  serves as a primary liaison between the independent directors and the CEO.

Importantly, all Board members play an active role in overseeing the Company's business, both at the Board and the committee level.

The Board of Directors has determined that all Board members except the Company's Chairman and CEO, Mr. Carpenter, are independent in accordance with the applicable rules of The NASDAQ Stock Market LLC ("NASDAQ"). All committee members, except Mr. Carpenter, who serves as chair of the Quality Committee, are independent in accordance with NASDAQ's listing standards. The non-employee directors are skilled and experienced leaders in business, healthcare, government and public policy.

Board Meetings and Committees

Directors are expected to attend all meetings of the Board of Directors, the annual meeting of stockholders and all meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board of Directors held seven meetings (including regularly scheduled and special meetings) during 2013. All directors (with the exception of Dr. Tuckson, who did not become a director until April 2014) attended the 2013 annual meeting of stockholders. Additionally, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which the director served. At each of its regularly scheduled meetings, the Board of Directors meets in executive sessions in which Mr. Carpenter and other members of management do not participate. The Lead Director presides over these sessions.

Director Education

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with the Company's business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and other sources, including customized governance presentations by nationally recognized corporate governance leaders. Additionally, the Company, its executives and its directors are all members of the National Association of Corporate Directors.

Committees of the Board of Directors

The Board of Directors has adopted written charters for each of its four standing committees: the Audit and Compliance Committee; the Compensation Committee; the Corporate Governance and Nominating Committee; and the Quality Committee. The committee charters are available on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHospitals.com. Except for the Quality Committee, the committees of the Board of Directors are composed exclusively of independent directors.

Audit and Compliance Committee

The Audit and Compliance Committee is primarily responsible for:

  •
  selecting and overseeing the services performed by the Company's independent registered public accounting firm;

  •
  evaluating the Company's accounting policies and its system of internal controls;
20	2014 Proxy Statement | LifePoint Hospitals, Inc.

CORPORATE GOVERNANCE

  •
  monitoring compliance with the Code of Conduct and the Code of Ethics; and

  •
  monitoring and overseeing the internal audit and compliance departments of the Company and their respective work plans and programs.

The Board of Directors has determined that Gregory T. Bier, Chair of the Audit and Compliance Committee, is qualified as an "audit committee financial expert," as defined by the U.S. Securities and Exchange Commission ("SEC") rules, and that each member is independent in accordance with the applicable rules of NASDAQ. The report of the Audit and Compliance Committee is on page 55.

Compensation Committee

The Compensation Committee is primarily responsible for:

  •
  reviewing the compensation policies and practices of the Company and its subsidiaries;

  •
  approving compensation arrangements for the CEO and other senior management of the Company;

  •
  administering the Company's compensation plans; and

  •
  annually reviewing the Company's Compensation Discussion and Analysis prepared according to SEC requirements and discussing the same with the Company's management.

The Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate. The report of the Compensation Committee is on page 25.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is primarily responsible for:

  •
  identifying persons qualified to become members of the Board of Directors and, when appropriate, recommending such persons to the Board of Directors as proposed nominees for Board membership;
  •
  ensuring that a succession plan is in place for the position of CEO and other senior management positions;

  •
  leading the Board of Directors in its annual review of the performance of the Board of Directors, its committees and individual directors; and

  •
  regularly reviewing and considering evolving governance practices.

During 2013, there were no material changes to the procedures by which a stockholder may recommend nominees to the Board of Directors.

Quality Committee

The Board of Directors of the Company has established the Quality Committee to monitor and provide leadership with respect to the quality of care provided at hospitals owned by the Company. The Quality Committee has the authority and responsibility to:

  •
  monitor the Company's performance on established internal and external benchmarking regarding clinical performance and outcomes;

  •
  facilitate the development of industry best practices based on internal and external data comparisons;

  •
  consult with the Company's clinical leadership regarding leading edge strategies, including clinical practices to be evaluated for the Company's adoption;

  •
  foster enhanced awareness of the Company's clinical performance; and

  •
  help to establish a long-term, strategic clinical vision for the Company.
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CORPORATE GOVERNANCE

The following table describes the current members of each of the committees and the number of meetings held during 2013.

Sustainability

The Company is committed to providing stakeholder value at all levels of our organization. To give insight into our operations and performance from a sustainability perspective, we published our first corporate sustainability report in 2013, covering the year ended December 31, 2012. The 2012 Corporate Sustainability Report is available on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHospitals.com.

Board Oversight of Risk

The Board of Directors considers risk oversight a high priority. The role of the Board of Directors is to oversee and monitor the Company's risk management processes. Throughout the year, the Board of Directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. The Board of Directors has delegated responsibility for the oversight of specific risks to the following committees:

•
The Enterprise Risk Management Committee of the Company, which is comprised of individuals from all major areas of the Company including operational, financial, human resources, legal and risk functions of the Company, is responsible for, among other things, establishing a comprehensive process for the management of risk across the Company and measurement methodologies for quantifying, comparing, benchmarking and prioritizing risks facing the Company;

•
The Audit and Compliance Committee oversees the Company's guidelines, policies and processes for monitoring and mitigating risk relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance efforts. The Audit and Compliance Committee oversees the internal audit function and the Company's ethics programs, including the Code of Conduct and Code of Ethics, and receives reports from the Company's compliance and audit services departments at each of its regular meetings;

Oversight of Risk

•
The Board of Directors oversees risk management.

•
Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•
Company management is charged with mitigating risk, through robust internal processes and strong internal controls.

22	2014 Proxy Statement | LifePoint Hospitals, Inc.

CORPORATE GOVERNANCE

•
The Compensation Committee monitors any risks related to the Company's executive compensation policies and practices and the Company's compensation practices in general. As discussed in more detail in the Compensation Discussion and Analysis beginning on page 26, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive aspect of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation;
•
The Corporate Governance and Nominating Committee oversees risks related to the Company's governance structure and processes; and

•
The Quality Committee plays a significant role in evaluating risks with respect to clinical performance and industry practices.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct that provides guidance to the Board of Directors and all employees, including the Company's senior management. The Board of Directors has also adopted a Code of Ethics for the Company's CEO, principal financial officer, principal accounting officer, controller and persons performing similar functions, which specifically addresses the unique roles of these officers in corporate governance. Many of the topics covered in the Code of Ethics are also addressed in the Code of Conduct, and each of the officers subject to the Code of Ethics is subject to, and has agreed to comply with, the Code of Conduct.

The Code of Conduct and the Code of Ethics are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHospitals.com.

Compliance Hotline

The Audit and Compliance Committee has adopted a policy on the reporting of concerns regarding accounting, internal controls or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company's personnel, including with respect to the Company's accounting, internal controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern through an external compliance hotline by calling 877-508-5433. The hotline services are available 24 hours a day, seven days a week. All calls to the compliance hotline will be handled on an expedited basis and, under certain circumstances, will be communicated directly to the Chair of the Audit and Compliance Committee.

Policies Against Hedging and Pledging

Our Insider Trading Policy prohibits hedging by the Company's directors, officers and all employees located at our Hospital Support Center. Margin loans and other pledge arrangements involving the Company's stock must be pre-approved by the Company's Chief Legal Officer on a case-by-case basis after consideration of the particular facts and circumstances of the request. No NEO or director of the Company currently has any such arrangement in place.

Independence and Related Person Transactions

Independence Determinations

Under the listing standards of NASDAQ and the Company's Corporate Governance Standards, the Board of Directors must consist of a majority of independent directors. In making independence determinations, the Board of Directors observes NASDAQ and SEC criteria and considers all relevant facts and circumstances. Under NASDAQ listing

LifePoint Hospitals, Inc. | 2014 Proxy Statement	23

CORPORATE GOVERNANCE

standards and the Company's Corporate Governance Standards, to be considered independent:

•
The director must not have a disqualifying relationship, as defined in NASDAQ listing standards; and

•
The Board of Directors must affirmatively determine that the director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization which has a material relationship with the Company, and meets the independence standards established by NASDAQ, and all other applicable laws, rules and regulations regarding director independence in effect from time to time.

The Board of Directors, through its Corporate Governance and Nominating Committee, regularly reviews all relevant business relationships any director or nominee for director may have with the Company. As a result of its review, the Board of Directors has determined that none of the directors, other than Mr. Carpenter, the Company's Chairman and CEO, has a material relationship with the Company and, as a result, all of the directors other than Mr. Carpenter are independent.

The Board of Directors has determined that all of the Directors who serve as members of the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as required by NASDAQ listing standards. Under these rules, Audit and Compliance Committee members also satisfy the separate SEC independence requirement that provides that no member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than compensation for services as a director.

Additionally, in determining the independence of Compensation Committee members, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, the source of such directors' compensation, including any consulting, advisory or other compensatory fee paid by the Company, and whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Related Person Transaction Policy and Process

In addition to the Company's Corporate Governance Standards, Code of Conduct and Code of Ethics, the Board of Directors has approved written policies and procedures that govern the review, approval and/or ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and each of their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any single calendar year. A copy of the Related Person Transactions Policies and Procedures is available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHospitals.com.

This policy is administered under the oversight of the Audit and Compliance Committee. To assist this committee in identifying potential related person transactions, each director and executive officer is annually required to identify his or her family members and provide certain information about them. The Company's Corporate Governance Officer disseminates a list of the related persons to various officers and departments of the Company so that such transactions can readily be identified. If a related person transaction is identified in advance and the Corporate Governance Officer determines that the transaction is subject to this policy, he must submit the transaction to the Audit and Compliance Committee (or its Chair, if time is of the essence) for consideration. The Audit and Compliance Committee may generally approve such transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. The policy also enumerates certain related person transactions that are deemed automatically pre-approved by the Audit and Compliance Committee because the SEC has determined that such transactions are not required to be disclosed or they are unlikely to raise the concerns underlying the SEC's disclosure requirements.

During 2013, there were no reportable related person transactions for the Company, and no related person had any reportable indebtedness to the Company or any of its subsidiaries.

24	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION COMMITTEE REPORT

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee of the Board of Directors consisted of Dr. Maupin, Messrs. Evans, Bier, Ezell, Haley and Shell and Ms. Kondracke. None of the members of the Compensation Committee has at any time been an officer or employee of the Company, nor has any of the members had any relationship requiring disclosure by the Company. None of the Company's executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on the Company's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled "Compensation Discussion and Analysis" required by SEC Regulation S-K, Item 402(b) beginning on the following page. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company's 2013 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Richard H. Evans, Chair
Gregory T. Bier
DeWitt Ezell, Jr.
Michael P. Haley
Marguerite W. Kondracke
John E. Maupin, Jr.
Owen G. Shell, Jr.

Dated: April 16, 2014

LifePoint Hospitals, Inc. | 2014 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions of the Compensation Committee made under those programs and the factors considered in making those decisions. Specifically, this section focuses on the compensation paid to the Company's Named Executive Officers.

2013 Named Executive Officers

•
William F. Carpenter III, Chairman and Chief Executive Officer
•
David M. Dill, President and Chief Operating Officer
•
Leif M. Murphy, Executive Vice President, Chief Financial Officer (beginning September 2013) and Chief Development Officer
•
Paul D. Gilbert, Executive Vice President, Chief Legal Officer and Corporate Governance Officer
•
John P. Bumpus, Executive Vice President and Chief Administrative Officer
•
Jeffrey S. Sherman, Executive Vice President and Chief Financial Officer (until September 2013)

 Pay for Performance

Similar to prior years, the key principles underlying the Company's compensation programs continue to be aligning pay and performance, driving strong business results, focusing on stockholder return, delivering high quality patient care, and attracting, motivating and retaining strong talent. Despite some external headwinds in the most recent fiscal year, the Company's overall performance for 2013 was solid (see summary chart below), and included the following highlights:

  •
  Total stockholder return of 40%;
  •
  Revenue growth (excluding the impact of the 2012 rural floor settlement) of 9.5%;
  •
  Adjusted EBITDA growth (excluding the impact of the 2012 rural floor settlement) of 3.5%; and
  •
  Multiple strategic acquisitions that will both grow the Company's geographic footprint and further penetrate select markets.

However, our diluted EPS declined year over year (even after adjusting for the 2012 rural floor settlement). While we exceeded our prior year's performance on select key metrics, overall performance for 2013 fell below our stretch targets for the year. Thus, annual cash bonuses paid to our executives for 2013 were below target and declined significantly from those paid in 2012, and the performance-based RSUs granted to our NEOs remain unearned based on our 2013 performance. We believe that these outcomes demonstrate our commitment to a strong pay for performance philosophy.

Although we have consistently attempted to adhere to the key principles underpinning our executive compensation programs, we were disappointed that we did not receive majority support last year for our say-on-pay vote. Based on the feedback received in the Company's 2013 stockholder outreach efforts, and considering the Company's long-term business strategy, the Compensation Committee made several changes to the 2014 compensation program that will further enhance alignment with stockholders and continue to incentivize our management team to successfully execute our business strategy to deliver high quality, industry-leading results.

2013 Company Performance
Key Financial Metrics	FY 2013 Results	FY 2012 Adjusted Results[1]	% Increase/(Decrease)

Revenues	$3,678.3 million	$3,358.8 million	9.5%

Adjusted EBITDA	$537.0 million	$518.6 million	3.5%

Diluted EPS	$2.68	$2.79	(3.9%)

Stock Price	$52.84	$37.75	40.0%

1 The 2012 rural floor settlement increased revenue by $33.0 million and increased adjusted EBITDA by $27.0 million for a net earnings impact of $0.35 per diluted share. The table above reflects 2012 results that have been adjusted to exclude the impact of the 2012 rural floor settlement.

26	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

 2013 Named Executive Officer Pay

Our NEOs' Annual Cash Incentive is directly tied to the operating results of the Company (not adjusted with respect to the 2012 rural floor settlement discussed previously), which resulted in an approximately 65% lower cash payout for 2013 as compared to 2012. As indicated in the charts below, the Company's stock price increased by 40% from 2012, while the overall compensation of our CEO (as well as that of the other NEOs) decreased.

 Consideration of 2013 Say-on-Pay Vote and Stockholder Outreach

At our Annual Meeting of Stockholders in June 2013, a minority of our stockholders who voted at the annual meeting (43.20%) voted in favor of our "say-on-pay" proposal. This was in sharp contrast to the prior year when the majority of our stockholders who voted at the annual meeting (85.08%) voted in favor of the Company's "say-on-pay" proposal. In response to the 2013 voting results, the Company engaged in direct dialogue with its stockholders to determine the reason for this negative vote. During these one-on-one conversations, the Company spoke with over 35 stockholders, including its top institutional stockholders, representing over 65% of the Company's outstanding Common Stock.

The Compensation Committee used this stockholder feedback to shape its subsequent deliberations about the Company's executive compensation program and dedicated substantial time considering how to restructure the program to address stockholders' concerns. Following these deliberations the Committee implemented significant changes (see below).

 2014 Changes to the Executive Compensation Program

Key enhancements to our executive compensation program for 2014 are highlighted below. The impact of these changes will not be reflected in the executive officer compensation tables until 2014 executive compensation is reported in the 2015 Proxy Statement. These changes are more fully described on page 33.

•
Aligned long-term executive performance compensation with long-term stockholder value — Elected to utilize relative TSR as the sole performance metric to determine what amount, if any, of the performance-based RSUs will be earned by the NEOs.

•
Changed long-term incentive criteria — Tied a majority of the NEOs' target long-term compensation (performance-based RSUs) to the Company's three-year annualized TSR compared to the TSR Peer Index.

•
Increased performance period for RSUs — The performance-based RSUs will be earned only after the three-year performance period and only if the Company meets or exceeds the established three-year annualized TSR thresholds.

•
Limited potential overlap of performance targets for annual cash incentive versus long-term incentives — Payout of annual cash incentive awards will be based on achievement of annual financial and operational targets while vesting of RSUs will be tied solely to TSR relative to the TSR Peer Index.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

Executive Compensation Practices

Our compensation philosophy is complimented by several specific policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the practices highlighted below.

What We Do
•	Pay for Performance — A high percentage of our NEO compensation is at-risk.
•	Stock Ownership Guidelines — We maintain stock ownership guidelines for our NEOs.
•	Peer Market Data — The Compensation Committee reviews peer group market data when making executive compensation decisions.
•	Tally Sheets — The Compensation Committee reviews tally sheets when making executive compensation decisions.
•	Double Trigger — Under our Change of Control Plan, cash severance payments are made only if double trigger provisions are met.
•	Compensation Limits — We use caps on potential incentive payments and multiple performance targets to limit our NEOs' aggregate compensation.
•	Recoupment — We have a clawback policy applicable to restatements of financial results as a result of fraud.
•	Review of Share Utilization — We annually evaluate share utilization.
•	Independent Compensation Consultant — The Compensation Committee utilizes an independent compensation consultant.
•	Risk Mitigation — We have robust Board and management processes to identify and mitigate risks.

What We Don't Do
•	No Employment Contracts — We do not have employment agreements with our NEOs.
•	No Supplemental Executive Retirement Plans — We do not provide any executive retirement plans beyond plans offered to employees generally.
•	No Repricing of Stock Options — We do not grant stock option awards with reload features and we do not reprice stock options.
•	No Hedging — Our Insider Trading Policy prohibits hedging by our directors, officers and all employees located at the Hospital Support Center.
•
Anti-Pledging — Pledge arrangements must be pre-approved by the Company's Chief Legal Officer on a case-by-case basis, after consideration of the particular facts and circumstances of the request, and are only approved in rare circumstances. No pledge arrangements are currently in place.
•	No Perquisites — We do not provide any perquisites such as cars or car allowances, club membership, financial planning or tax preparation assistance.

28	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

2013 Company Performance

The Company, through its subsidiaries, operates general acute care hospitals primarily in non-urban communities in the United States. At December 31, 2013, we operated 60 hospital campuses in 20 states. The operating environment for healthcare companies continues to evolve and is impacted by factors such as the economy and healthcare reform. The discussion below highlights the impact of some of these factors on our operating results. By executing on our strategy and containing costs, the Company produced solid revenue growth and profits in 2013, despite a challenging healthcare environment.

Total Shareholder Return was 40% for 2013. Our Company ended 2013 with a market value of $52.84 per share, up from $37.75 per share at the end of 2012.

As discussed previously, the 2012 rural floor settlement increased revenues by $33.0 million and increased adjusted EBITDA by $27.0 million for a net earnings impact of $0.35 per diluted share. The charts below reflect the results for 2012 that have been adjusted to exclude the impact of the 2012 rural floor settlement. Unadjusted, our 2013 revenues increased by $286.5 million, or 8.4%, adjusted EBITDA decreased by $8.6 million, or 1.6%, and diluted EPS decreased $0.46, or 14.6%, from 2012.

Revenues increased by 9.5%, from $3,358.8 million to $3,678.3 million, as adjusted for the 2012 rural floor settlement.

Adjusted EBITDA increased $18.4 million, or 3.5%, from $518.6 million to $537.0 million, as adjusted for the 2012 rural floor settlement.

Diluted EPS decreased 3.9% in 2013 from $2.79 to $2.68, as adjusted for the 2012 rural floor settlement.

Growth

In 2013 we continued to pursue strategic acquisitions to penetrate larger, faster growing markets with a more diversified employer base. We made progress on several strategic initiatives aimed at expanding our footprint and establishing regional networks in key markets.

•
Effective January 1, 2013, we acquired Scott Memorial Hospital in Scottsburg, Indiana, our first acquisition through our partnership with Norton Healthcare.

•
Effective November 1, 2013, we acquired an 80% ownership interest in Fauquier Health, located in Warrenton, Virginia, expanding our footprint in the Commonwealth of Virginia.

•
Effective December 1, 2013, we acquired Bell Memorial Hospital, a critical access hospital in Ishpeming, Michigan, and an 80% ownership interest in Portage Health, located in Hancock, Michigan, strengthening the Company's presence in the Upper Peninsula of Michigan. The acquisition of these two facilities furthers the Company's strategic initiative to form regional networks.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

 2013 Executive Compensation Highlights

Component	Performance- Based	Primary Metric(s)	Terms	2013 Results

Base Salary			• Determined annually, upon promotion, or following a change in job responsibilities. • Based on market data, internal pay equity and level of responsibility, experience, expertise and performance.	No increase in NEO salaries in 2013, except that Mr. Murphy received an increase upon his promotion to Chief Financial Officer in September.

Annual Cash Incentive Award	X	• Revenues • Adjusted Acquisition Revenues • Adjusted EBITDA • Diluted EPS • Quality	• Annually determined as a percentage of the NEO's base salary. • Earned only if the Company meets or exceeds annual performance thresholds set at the beginning of each year.	The NEOs earned only a portion (52%) of their target Annual Cash Incentive Award since the Company met some, but not all, of its 2013 performance targets.

Performance-Based Restricted Stock Units (RSUs)	X	• Revenues or • Adjusted EBITDA

•

Cliff vest at end of three-year service period.

•

Vesting subject to achievement of financial performance targets of either a revenues target or an Adjusted EBITDA target in any fiscal year in a three-year service period.

2013 performance-based RSUs remain subject to vesting since neither financial performance target was achieved in 2013.

Stock Options	X	• Stock Price	• Vest 33% per year. • Ten-year term.	One-third of options granted in 2013 vested in February 2014.

2013 NEO Compensation Summary

The charts below illustrate the percentage breakdown of 2013 total direct compensation (consisting of base salary, annual cash incentive award, stock options and performance-based RSUs) for each NEO who continues to serve as an officer in 2014. Consistent with our pay-for-performance philosophy, approximately 88% of the CEO's total direct compensation (and an average of approximately 82% of the total average direct compensation of the other NEOs) was performance-based.

2013 CEO Total Direct Compensation	2013 Average Other NEO Total Direct Compensation

* The percentages shown are based on grant-date fair value, however, the performance-based RSUs remain unearned since the performance targets set for them were not achieved in 2013. One-third of the options granted vested in February 2014; however, none have been exercised.

30	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

 What We Pay and Why

The Company's total direct compensation to its NEOs consists of base salary, annual cash incentive awards and long-term equity incentive awards.

2013 Executive Compensation Program

The chart below provides a brief overview of the framework of our 2013 executive compensation program, with a more in-depth discussion of the results of the program following the chart.

Base Salary

Designed to provide a competitive fixed rate of pay, recognizing different levels of responsibility and performance within the Company. Determined on an annual basis by the Compensation Committee.

Annual Cash Incentive

Target determined annually for each NEO as a percentage of the NEO's base salary (the "Target Cash Incentive Award"). Earned only if the Company meets or exceeds annual performance metrics set by the Compensation Committee at the start of each year (the "Performance Criteria").

% of Annual Cash Incentive Target	Measure	Rationale for Measure
12.5%	**Revenues**	Encourages focus on growth of Company both organically and through acquisitions.
12.5%	**Adjusted Acquisition Revenues**	Encourages focus on acquisitions, resulting in increased value to the Company.
35%	**Adjusted EBITDA**	Encourages focus on cash flow.
25%	**EPS**	Encourages focus on overall profitability of the Company.
15%	**Quality**	The provision of high quality healthcare is the foundation of our business.

Long-Term Equity Incentives

Provided to the NEOs to directly tie the interests of these individuals to the interests of our stockholders.

% of Long-Term Incentive Awards	Award	Terms and Conditions
40%	**Options**	Exercise price equals closing price of our Common Stock on the day prior to date of grant. Options vest in three equal annual installments beginning on the first anniversary after the date of grant and expire after 10 years.
60%	**Performance-Based RSUs**	RSUs cliff vest on the third anniversary of the grant date subject to (i) achievement in fiscal year 2013, 2014 or 2015 of either Revenues of $3,706.8 million or EBITDA of $561.2 million and (ii) continued employment with the Company.

2013 Base Salary

At its February 2013 meeting, the Compensation Committee made no changes to the NEO base salaries. In September 2013, the Compensation Committee increased Mr. Murphy's salary upon his promotion to Chief Financial Officer.

2013 Annual Cash Incentive Award

The Company's performance against each of the metrics within the Performance Criteria is analyzed separately, and the NEOs may earn more than or less than the Target Cash Incentive Award depending on performance relative to each of the metrics' targets, subject to minimum threshold achievements and maximum payouts for each Performance Criteria (the "Actual Cash Incentive Award"). With respect to specific Performance Criteria for 2013, 85% of the Target Cash Incentive Award of each NEO was based on the Company's actual financial performance against the metrics described in the table below. Additionally, the Quality metric, which constitutes 15% of the Target Cash Incentive Award, consisted of the following components: (i) 20% reduction in 30-day

LifePoint Hospitals, Inc. | 2014 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

readmission rates compared to 2010; and (ii) 40% reduction in preventable harms (as defined by CMS) compared to 2010.

Metric[1]	Weight	Performance Threshold	Performance Target	2013 Results	Weighted Payout

All dollar amounts, except diluted EPS from continuing operations, in millions.
Revenues	12.5%	$3,521.5	$3,706.8	$3,678.3	9.0%
Adjusted Acquisition Revenues (not derived from the Company's audited financial statements)[2]	12.5%	$215.0	$255.0	$274.9	12.5%
Adjusted EBITDA	35%	$505.1	$561.2	$537.0	23.0%
Diluted EPS	25%	$2.70	$3.00	$2.68	0.0%
Quality	15%	—	—	—	7.5%
Total (as a percentage of the Target Cash Incentive Award)	100%	—	—	—	52.0%

1 For more information about the Company's business and details about the Company's 2013 performance highlights and the financial measures mentioned in this Proxy Statement, please see the 2013 Annual Report on Form 10-K, particularly the sections entitled "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2 Measures 12 months trailing revenues from 2013 acquisitions. Adjusted EBITDA and diluted EPS must be at 95% of target to achieve more than 12.5% bonus on this metric.

The table below sets forth each NEO's Target Cash Incentive Award and Actual Cash Incentive Award, which are percentages of the NEO's Base Salary. The Actual Cash Incentive Award is determined by multiplying the Target Cash Incentive Award by the total weighted payout shown in the previous table (52%).

Name	Target Cash Incentive Award (as a percentage of Base Salary)	Actual Cash Incentive Award (as a percentage of Base Salary)
William F. Carpenter III	100%	52%
David M. Dill	90%	47%
Leif M. Murphy	75%	39%
Paul D. Gilbert	75%	39%
John P. Bumpus	65%	34%
Jeffrey S. Sherman	75%	39%

2013 Long-Term Incentive Awards

Stock Option Awards.    In 2013, the Compensation Committee made its annual grant of stock option awards to the NEOs at its first regularly scheduled meeting in February. All stock option awards granted in 2013 to NEOs vest in three equal annual installments beginning on the first anniversary following the date of the grant and expire after 10 years. The regularly scheduled meetings of the Compensation Committee at which stock option awards are granted do not coincide with earnings releases or other periodic filings of the Company that may have a material effect on the stock price of the Company and are scheduled in advance without regard to those events. The Compensation Committee considers stock options to be performance-based because employees recognize value only if the market value of our Common Stock appreciates over time.

Performance-Based RSUs.    The 2013 grant of performance-based RSUs is conditioned upon (i) achievement by the Company during any one of the fiscal years 2013, 2014 or 2015 of either (a) Revenues of $3,706.8 million; or (b) Adjusted EBITDA of $561.2 million; and (ii) continued employment with the Company through February 21, 2016. At its February 2014 meeting, the Compensation Committee determined that the Company did not meet the established performance criteria for the 2013 grant of performance-based RSUs in fiscal year 2013 and the RSUs granted in 2013 remain unearned.

32	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Recent Changes to Executive Compensation Program

As discussed earlier, the Compensation Committee implemented significant changes to the Company's executive compensation program for 2014. These changes are highlighted in the chart below and are more fully described in the discussion following the chart. The impact of these changes will not be reflected in the executive officer compensation tables until 2014 executive compensation is reported in the 2015 Proxy Statement.

2014 Executive Compensation Program

(1)
Revenues goal will include net revenue for all facilities owned and operated prior to 12/31/2013, but not net revenue from acquisitions effective in 2014.

(2)
Adjusted EBITDA goal will include all facilities owned and operated prior to 12/31/2013; Adjusted Integration EBITDA goal will include 2014 actual EBITDA for assets acquired in 2012, 2013 and 2014, as compared to pro forma EBITDA developed by the Company for those assets at the time of their acquisition.

(3)
Quality goal aligns with the 2014 Hospital Engagement Network ("HEN") goal of a 35% absolute reduction in non-OB patient harm for a 60-day consecutive period in 2014 compared with 2010 YTD baseline. If the HEN goal is met, an additional 10% can be achieved upon completion of patient and physician satisfaction goals.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

2014 Base Salary

At its February 2014 meeting, the Compensation Committee increased NEO base salaries as follows: Mr. Carpenter: — 5%; Mr. Dill — 4%; Mr. Murphy — 14%; Mr. Gilbert — 3%; and Mr. Bumpus — 13%. The Compensation Committee believed these increases were appropriate based on each executive's individual achievements in 2013 and, with respect to Messrs. Murphy and Bumpus, the fact that their base salaries were below the market median for comparable executives in the Peer Group described below on page 36.

2014 Annual Cash Incentive Award Changes

At its February 2014 meeting, the Compensation Committee determined to make certain changes to the Performance Criteria targets for the Annual Cash Incentive Award to more closely align NEO target compensation with the Company's financial and strategic goals and to limit potential overlap or redundancy in the measurement of the performance targets.

•
Revenues does not include revenue realized from 2014 acquisitions.

•
Adjusted Acquisition Revenues, which measures trailing 12 month revenues from 2014 acquisitions, is a separate and distinct goal.

•
Adjusted EBITDA will only include the facilities owned and operated prior to December 31, 2013.

Metric	Weight
Revenues	12.5%
Adjusted Acquisition Revenues	12.5%
Adjusted EBITDA	25%
Adjusted Integration EBITDA	15%
Diluted EPS	25%
Quality	10%
•
Adjusted Integration EBITDA will measure how efficiently hospital acquisitions are transitioned into our operations. This target will include 2014 actual EBITDA for assets acquired in 2012, 2013 and 2014 as compared to pro forma EBITDA developed by the Company for those assets at the time of their acquisition.

The Compensation Committee believes these metrics align stockholder value with the Company's future performance by measuring revenues, Adjusted EBITDA and diluted EPS while also encouraging the efficient growth of the Company through strategic, well-transitioned acquisitions. The Company's performance against each of the metrics within the Performance Criteria will be analyzed separately, and the NEOs may earn more than or less than the Target Cash Incentive Award depending on performance relative to each of the metrics' targets, subject to minimum threshold achievements and maximum payouts for each Performance Criteria.

2014 Long-Term Incentive Awards

Stock Option Awards.    In 2014, the Compensation Committee made its annual grant of stock option awards to the NEOs at its first regularly scheduled meeting in February. All stock option awards granted in 2014 to NEOs vest in three equal annual installments beginning on the first anniversary following the date of the grant and expire after 10 years. The Compensation Committee considers stock options to be performance-based because employees recognize value only if the market value of our Common Stock appreciates over time.

Performance-Based RSUs.    Also at its February 2014 meeting, the Compensation Committee granted performance-based RSUs that are conditioned upon the Company's three-year annualized TSR as of December 31, 2016 relative to the TSR Peer Index. The stock price average for the last 30 trading days in 2013 and for the last 30 trading days of 2016 will be used for determining the three-year annualized TSR during the performance period. The actual amount earned will be paid out as described in the table to the right, with any amounts over 100% up to 200% being paid out in cash in an amount equivalent to the number of units earned times the stock price on the date the Compensation Committee certifies the level of performance achieved.

Relative TSR Achieved	% of Target Awarded*
Below 25th percentile	0%
25th percentile	50%
37.5 percentile	75%
50th percentile	100%
62.5 percentile	150%
75th percentile	200%
* The award percentage will be linearly interpolated if the level of performance achieved falls between two of the levels specified above.
34	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

 How We Make Compensation Decisions

Philosophy and Principles of Executive Compensation

The foundation of the compensation philosophy for all of the Company's employees generally is the vision of making it a place where employees want to work, guided by the Company's High Five Guiding Principles. The executive compensation program aligns with the High Five Guiding Principles and is designed to balance stockholder interests with the Company's need to retain and motivate executive talent. The goal of the Company's executive compensation program is to provide compensation to its executive management team that will allow the Company to recruit, retain and motivate the exceptional caliber of leaders necessary to deliver sustained high performance to stockholders, patients and the communities where the Company's hospitals are located. When setting executive compensation, the Compensation Committee seeks to incorporate the following objectives:

High Five Guiding Principles

•
Delivering high quality patient care
•
Supporting physicians
•
Creating excellent workplaces for our employees
•
Strengthening the hospitals' role in the community
•
Ensuring fiscal responsibility

Compensation Program Objective	How Objective is Achieved

Support the achievement of the Company's vision and strategy	•	Incentive program metrics are tied to both annual and long-term strategic objectives of the Company.
	•	Compensation program provides incentives for NEOs to meet and exceed Company goals.
	•	Long-term equity-based incentive awards minimize any reason to seek short-term gains at the expense of long-term growth and value creation.

Attract and retain the most talented executives to succeed in today's competitive marketplace	•	Compensation elements and pay opportunities are targeted in the range of the Peer Group with which we compete for talent.
	•	NEOs are held accountable for results and rewarded above target levels when Company goals are exceeded. When goals are not met, compensation awards will be below target levels.
	•	Long-term equity-based incentive awards incentivize NEOs to remain employed with the Company in the face of a competitive business and geographic market for their services.

Create an ownership alignment with stockholders	•	Long-term incentive awards are equity-based to incentivize our NEOs to manage the Company in a manner that emphasizes continuing value creation for the Company's stockholders.
	•	Stock ownership requirements in place for NEOs.
	•	Approximately 78% of NEO pay is equity-based where the value is directly linked to share price appreciation and, beginning in 2014, relative TSR.

Motivate and reward NEOs when they deliver desired business results and stockholder value	•	Annual Cash Incentive awards are based on performance against Company financial and operational goals. Financial metrics are revenues, adjusted acquisition revenues, adjusted EBITDA, adjusted Integration EBITDA, and EPS. Operational metrics include measures relating to the provision of quality care to our patients.
	•	Beginning in 2014, relative TSR versus a peer group will drive the payout of a majority of our long-term incentive awards in the form of performance-based RSUs.
	•	Long-term equity-based incentive awards incentivize NEOs to emphasize ethical and legal compliance throughout the Company and its hospitals.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Use of Competitive Data

The Compensation Committee relies on various sources of compensation information provided by its independent compensation consultant, Mercer LLC ("Mercer"), to understand the competitive market for the Company's executive officers, including the NEOs. The Compensation Committee uses compensation data compiled from proprietary surveys and proxy data provided by Mercer, paying particular attention to a group of four publicly traded hospital management companies and seven other publicly traded health services companies that are the general size of the Company, considering revenue, market capitalization and other appropriate indicators (the "Peer Group").

The Peer Group includes companies with which we compete for talent as well as the companies that we use for measuring relative financial performance for compensation purposes. The Peer Group was the same for both 2012 and 2013, except that, following its acquisition by Tenet Healthcare Corporation, Vanguard Health Systems, Inc. was replaced by Gentiva Health Services, Inc. For 2013, the Company was positioned at the median of the Peer Group in terms of 2013 revenue and at the 30th percentile of the Peer Group in terms of market capitalization (as of December 31, 2013).

Company	2013 Fiscal Year Net Revenue (in Millions)	December 31, 2013 Market Capitalization (in Millions)(1)
Hospital Management Companies
Community Health Systems, Inc.	$12,998	$3,731
Tenet Healthcare Corporation	$11,102	$4,080
Universal Health Services, Inc.	$7,284	$7,989
Health Management Associates, Inc.(2)	N/A	N/A
Other Health Services Companies
DaVita HealthCare Partners, Inc.	$11,764	$13,508
Kindred Healthcare, Inc.	$4,901	$1,069
Select Medical Holdings Corporation	$2,976	$1,628
Varian Medical Systems, Inc.	$2,943	$8,182
Brookdale Senior Living, Inc.	$2,892	$3,472
HealthSouth Corporation	$2,273	$2,932
Gentiva Health Services, Inc.	$1,727	$451
LifePoint Hospitals, Inc.	$3,678	$2,491
(1)
Market capitalization is calculated using the closing stock price on December 31, 2013 multiplied by the total number of shares outstanding on December 31, 2013, except that due to its September 27, 2013 fiscal year end, market capitalization for Varian Medical Systems, Inc. was calculated using the closing share price on December 31, 2013 and the total number of shares outstanding reported as of December 27, 2013.

(2)
Acquired by Community Health Systems, Inc. in the first quarter of 2014.

Competitive Local Market for Talent

In addition to the Peer Group, the Compensation Committee also considers the compensation practices of HCA Holdings, Inc. which, although significantly larger than the Company in revenue and market capitalization, is also located in the Nashville metropolitan area, includes the Company as one of its peers and competes with the Company for executive talent.

In addition to the Company, HCA Holdings, Inc. and Community Health Systems, Inc., the Nashville metropolitan area is home to companies that collectively own or manage over half of the investor-owned hospitals in the United States. Specifically, the Company competes for executive talent with numerous smaller private equity-backed hospital management companies located in the Nashville area, including Iasis Healthcare Corporation, Ardent Health Services, Capella Healthcare, Inc. and RegionalCare Hospital Partners, Inc., as well as dozens of other investor-owned healthcare service providers. The Compensation Committee recognizes that the Company's location in the Nashville metropolitan area has allowed it to recruit leadership with talent and deep industry experience, but also considers that its executives have been and will continue to be targeted by other industry competitors.

36	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing the development and administration of the Company's compensation programs and practices.

The Chair of the Compensation Committee, currently Mr. Evans, has a significant role in determining the compensation recommendations made to the Compensation Committee for its consideration, and works closely with the Company's Executive Vice President and Chief Administrative Officer, Mr. Bumpus, and the independent compensation consultant in formulating such recommendations.

Factors and Steps in Setting Compensation

The compensation of individual NEOs is evaluated and set annually by the Compensation Committee. The Compensation Committee uses the compensation practices of the companies in the Peer Group to benchmark the compensation paid to the NEOs. In addition, the Compensation Committee also takes into account various factors, such as the Company's performance within the Peer Group, the unique characteristics of an individual's position, and any succession and retention considerations. When exercising its judgment in this regard, the Compensation Committee considers other factors including the following:

•
Range of compensation for similar jobs and job levels in the market;

•
Company financial performance;

•
Company performance relative to non-financial goals approved by the Committee;

•
Each NEO's experience, knowledge, skills and personal contributions; and

•
Business climate, economic conditions and other factors.

The Compensation Committee recognizes that the NEOs have substantial operating history with the Company and other experience relevant to the execution of the Company's strategic initiatives and goals. As a result, when considering the retention risk posed by the compensation decisions made with respect to each NEO, the Compensation Committee takes into account the disruption that could be caused by the unplanned departure of one or more NEOs, including the time required for any successor to fully transition into his or her duties, and the costs required to replace an NEO (or fill the position vacated by his or her internal successor) with an external candidate. The Compensation Committee also takes into account whether each NEO is, in its judgment, fairly compensated and sufficiently incentivized to remain with the Company. In addition, the Compensation Committee takes into consideration that approximately one-third of the Peer Group, including all of the other major hospital operators, provide meaningful "employer paid" supplemental retirement plans, which the Company does not.

Allocation of Compensation Elements and Tally Sheets

The Compensation Committee considers the forms in which total compensation will be paid to executive officers and seeks to achieve an appropriate balance between base salary, annual cash incentive awards and long-term incentive awards. The Compensation Committee determines the size of each element based primarily on Peer Group data and individual and Company performance. The percentage of compensation that is contingent on achievement of performance criteria typically increases in correlation to an NEO's responsibilities within the Company, with at-risk performance-based incentive compensation making up a greater percentage of total compensation for the most senior executive officers. The Compensation Committee believes that total compensation should be targeted within the range of compensation for comparable executives at companies in the Peer Group, and that it should also take into account other relevant factors such as the NEO's unique roles and responsibilities, his or her performance over a period of years, experience, results and internal equity. Accordingly, the compensation of an NEO may be above or below the median of the applicable range of compensation paid by our Peer Group.

The Compensation Committee uses tally sheets to review the compensation of the NEOs, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for the last three years for each component of compensation, the value of all equity granted to each NEO, and the value of welfare and retirement benefits and severance payments. Tally sheets provide the Compensation Committee with the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable

LifePoint Hospitals, Inc. | 2014 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

compensation, is consistent with the overall compensation philosophy of the Company.

Currently, the Compensation Committee awards stock options in combination with performance-based RSUs. In administering the Company's equity-based incentive programs, the Compensation Committee regularly evaluates the total cost of such programs and considers the impact of stockholder dilution in making its award determinations.

Assessment of Compensation Consultant Independence

The Compensation Committee has retained, without recommendation from management, Mercer as its independent compensation consultant pursuant to a written consulting agreement. Mercer is a subsidiary of Marsh & McLennan Companies, Inc., and, as a result, has over 700 affiliates that operate in numerous distinct areas of business unrelated to Mercer's compensation consulting practice. The Company paid Mercer and its affiliates an aggregate of $393,908 during 2013, of which $345,668 was for Mercer's services as compensation consultant. Of the remaining amount, $47,850 was paid to an affiliate of Mercer for a subscription software service utilized by the Company's risk department, and $390 was paid to an affiliate of Mercer for liability insurance at one of our subsidiaries. Neither the Compensation Committee nor the Board of Directors approved in advance the services of Mercer or its affiliates that were not related to executive compensation. Pursuant to NASDAQ's listing standards, if the Compensation Committee chooses to use a compensation consultant, the Committee must assess the consultant's independence. The Compensation Committee assessed Mercer's independence, taking into account the following factors:

•
provision of other services to the Company by Mercer and its affiliates other than its services to the Compensation Committee;

•
the amount of fees paid by the Company to the consultant and its affiliates as a percent of the consultant's total revenue;

•
the policies and procedures the consultant has in place to prevent conflicts of interest;

•
any business or personal relationships between the consultant and the members of the Compensation Committee;
•
any ownership of Company stock by the individuals performing consulting services for the Compensation Committee; and

•
any business or personal relationship of Mercer with an executive officer of the Company.

After consideration of the factors above, the Compensation Committee determined that Mercer is independent and that no conflicts of interest exist.

The Compensation Committee's Charter, which sets out its duties and responsibilities, can be found on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHospitals.com.

Role of the Chief Executive Officer

Mr. Carpenter, our Chief Executive Officer, provides input regarding compensation recommendations relating to the other NEOs to Mr. Bumpus or directly to Mr. Evans, but does not play any role with respect to any matter affecting his own compensation.

Mr. Shell, the Company's Lead Director, directly and significantly influences compensation decisions made with respect to Mr. Carpenter. Mr. Shell reviews Mr. Carpenter's performance based on his observations and with input from all other independent directors. Mr. Shell then discusses these performance results with Mr. Evans, the Compensation Committee Chair, and they jointly provide recommendations regarding Mr. Carpenter's compensation to the Compensation Committee. Mr. Shell also discusses the results of this performance review with Mr. Carpenter.

Role of the Compensation Consultant

The compensation consultant reports directly to the Compensation Committee, and the Committee may replace Mercer or hire additional consultants at any time. A representative of the compensation consultant attends meetings of the Compensation Committee and meets alone in executive session without management present, as requested, and communicates with the Compensation Committee Chair between meetings.

During 2013, Mercer performed the following specific services:

•
provided updates on executive compensation trends and external developments;

•
provided an annual competitive evaluation of each compensation element and total compensation for the NEOs;
38	2014 Proxy Statement | LifePoint Hospitals, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

•
provided information on CEO total compensation to the Compensation Committee, without prior review by the CEO;

•
reviewed Compensation Committee agendas and supporting materials in advance of each meeting, and raised questions/issues with management and/or the Compensation Committee Chair, as appropriate;
•
assisted with the drafting of the 2013 Long-Term Incentive Plan; and

•
reviewed drafts and commented on this Compensation Discussion and Analysis and the related compensation tables for the Proxy Statement.

Other Compensation Policies and Information

Additional Compensation Elements

Benefits

The NEOs are eligible to participate in the Company's health and welfare programs, 401(k) plan (including discretionary matches), and other employee recognition programs on the same basis as other employees. The Company offers all employees group life, disability, medical, dental and vision insurance and other comparable benefits.

Deferred Compensation Plan

The NEOs and certain other senior executives and employed physicians of the Company are eligible to participate in the Company's deferred compensation plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, a participant may defer up to 50% of their annual base compensation and up to 100% of any annual cash incentive award.

Management Stock Purchase Plan

The Company also has a Management Stock Purchase Plan (the "MSPP"), which historically has been available to approximately 330 management level employees of the Company, including the NEOs. In 2012, the Board of Directors decided to suspend the right of employees to acquire shares under the MSPP. The MSPP will remain suspended until the Board of Directors reinstates the plan or takes other appropriate action.

Supplemental Long-Term Disability Plan

The Company has a supplemental long-term disability plan to accommodate certain employees, including the NEOs, who cannot receive a maximum payout under the existing long-term disability plan because of limitations within the plan.

No Supplemental Retirement Plan

The Company offers no retirement benefits to the NEOs beyond those available to employees generally.

No Perquisites

The Company does not provide perquisites such as cars or car allowances, club memberships, financial planning or tax preparation assistance.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines applicable to senior executives (including the NEOs) and non-employee directors. These ownership guidelines provide that the subject persons should own Common Stock equal in value to three times their annual salary (or, in the case of directors, their annual retainer).
The table to the right reflects the minimum stock ownership requirement applicable to each NEO and the value of actual stock owned by each NEO based on the closing price of the Company's Common Stock on December 31, 2013. The Compensation Committee monitors compliance with these guidelines on an annual basis.

Name	Minimum Stock Ownership Requirement	Value of Shares Owned as of 12/31/13
William F. Carpenter III	$3,000,000	$31,360,646
David M. Dill	$1,875,000	$10,582,214
Leif M. Murphy	$1,575,000	$1,089,772	(1)
Paul D. Gilbert	$1,500,000	$2,137,906
John P. Bumpus	$1,125,000	$5,548,041
(1)
Based on his employment date, Mr. Murphy has until October 2016 to comply with the stock ownership guidelines.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Recoupment Policy

Senior executives, including the NEOs, are subject to a Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers (the "Recoupment Policy"). Generally, the Recoupment Policy provides that if the Board of Directors determines that a senior executive has committed fraud that requires the Company to restate its financial statements, the Board of Directors may take, in its discretion, such action as it deems appropriate with respect to the fraud.

The Board of Directors will, in all cases it determines appropriate, require reimbursement of any incentive compensation paid to an executive subject to the Recoupment Policy. The Board of Directors may also require reimbursement from executives subject to the Recoupment Policy of gains realized upon the exercise of any equity-based awards previously made to such person that vested after the date of adoption of the Recoupment Policy. The Recoupment Policy allows for reimbursement from an executive subject to the Recoupment Policy only if and to the extent that (a) the amount paid to or realized by the executive was calculated based on the achievement of certain financial results that were subsequently reduced due to the restatement, (b) the Board of Directors determines that the executive actually committed a fraud obligating the Company to restate its financial statements, and (c) the amount of the incentive compensation paid to, or the amount of the gains realized by, an executive subject to the Recoupment Policy, had the financial results not been restated, would have been lower than the amount actually paid or realized. The Board of Directors will not seek to recover compensation paid or amounts realized more than three years prior to the date that the applicable restatement is first publicly disclosed.

Change in Control Protections

The NEOs are covered by the Company's Change in Control Plan, which has a "double trigger," providing cash payments and certain benefits to the NEOs on a change in control, only if the employment of the NEOs is subsequently terminated or materially diminished. For more information about the Change in Control Plan, please see the "Potential Payments upon Termination or Change in Control" section on page 47.

Derivatives Trading and Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Policy, all directors and employees located at our Hospital Support Center, including the NEOs, are required to receive the permission of the Company's General Counsel or Corporate Secretary prior to entering into any transactions in Company securities, including gifts, grants and transactions involving derivatives. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including the NEOs, may enter into a trading plan under Rule 10b5-1 of the 1934 Act. These trading plans may be entered into only during an open trading period and must be approved by the Company. The NEO bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted. NEOs are prohibited from entering into hedging transactions, as described on page 23. Pledge arrangements must be pre-approved by the Company's Chief Legal Officer on a case-by-case basis, after consideration of the particular facts and circumstances of the request. There are no pledging arrangements currently in place.

Impact of Tax Treatment

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to an NEO unless that compensation meets the Internal Revenue Code's definition of "performance-based" compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1.0 million only if it is paid solely upon attainment of one or more performance goals pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee. The terms of any plan are approved by the stockholders before payment of the compensation.

The outstanding performance-based RSUs and annual cash incentive awards used by the Company for executive compensation are granted pursuant to the EPIP. The Compensation Committee believes that the awards granted pursuant to the EPIP qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). However, corporate objectives may not necessarily align with the requirements of Section 162(m). Accordingly, the Committee may grant awards or enter into compensation arrangements under which payments are not deductible under Section 162(m). Please see Proposal 4 beginning on page 58 for more information regarding stockholder approval of the material terms of the performance goals under the EPIP.

40	2014 Proxy Statement | LifePoint Hospitals, Inc.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Executive Officers of the Company

The following list identifies the name, age and position(s) of the executive officers and other significant employees of the Company:

Name	Age	Position
William F. Carpenter III	59	Chairman and Chief Executive Officer
David M. Dill	45	President and Chief Operating Officer
Leif M. Murphy	46	Executive Vice President, Chief Financial Officer and Chief Development Officer
Paul D. Gilbert	47	Executive Vice President, Chief Legal Officer and Corporate Governance Officer
John P. Bumpus	53	Executive Vice President and Chief Administrative Officer
Michael S. Coggin	44	Senior Vice President and Chief Accounting Officer
Russell L. Holman, M.D.	46	Chief Medical Officer
Donald J. Bivacca	52	President — Western Group
R. Scott Raplee	48	President — Central Group
Jeffrey G. Seraphine	44	President — Eastern Group

The term of each executive officer runs until his successor is appointed by the Board, or until his earlier death, resignation or removal. Below is a biographical summary of the experience of the executive and senior officers of the Company. Information pertaining to Mr. Carpenter, who is both a director and an executive officer of the Company, may be found in the section entitled "Nominees for Election: Class III Directors" on page 13.

David M. Dill has served as President of the Company since January 2011 and as Chief Operating Officer of the Company since April 2009. Mr. Dill served as Executive Vice President from February 2008 to January 2011. Mr. Dill joined the Company in July 2007 as Chief Financial Officer and continued to serve in that role until April 2009. From March 2006 until Mr. Dill joined the Company, he served as executive vice president of Fresenius Medical Care North America and as chief executive officer of one of two United States divisions of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill previously served as executive vice president, chief financial officer and treasurer of Renal Care Group, Inc., a publicly traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care in March 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group, Inc. Mr. Dill served as a member of the board of directors of Psychiatric Solutions, Inc., a behavioral health services company, from 2005 until 2010.

Leif M. Murphy has served as Executive Vice President and Chief Development Officer since joining the Company in October 2011. In addition, Mr. Murphy has served as the Company's Chief Financial Officer since September 14, 2013. From October 2008 to October 2011, Mr. Murphy served as president and chief executive officer of DSI Renal, Inc., a dialysis services company. Mr. Murphy was senior vice president and treasurer at Caremark, Inc., the largest pharmacy healthcare provider in the United States, from April 2006 to October 2008. From 1999 to 2006, Mr. Murphy served in various senior leadership roles with Renal Care Group, Inc. and its predecessors.

Paul D. Gilbert has served as Executive Vice President, Chief Legal Officer and Corporate Governance Officer of the Company since February 2008 and also served as Corporate Secretary from December 15, 2010 until June 6, 2012. From February 2009 until October 2011, Mr. Gilbert also served as the Company's Chief Development Officer. From August 2006 until February 2008, Mr. Gilbert served as Senior Vice President, General Counsel, Secretary and Corporate Governance Officer of the Company. Prior to such time, Mr. Gilbert was a partner in the law firm of Waller Lansden Dortch & Davis, LLP from January 1999 to August 2006. While in private practice, Mr. Gilbert advised hospitals and healthcare systems in the acquisition, affiliation, joint venture, sale or merger of acute care hospitals and behavioral or psychiatric hospitals throughout the United States and the Caribbean.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	41

EXECUTIVE COMPENSATION

John P. Bumpus has served as Executive Vice President and Chief Administrative Officer of the Company since February 2008. From April 2005 until February 2008, Mr. Bumpus served as Senior Vice President, Human Resources and Administration of the Company. Prior to joining the Company in April 2005, Mr. Bumpus served as vice president — human resources with Province Healthcare Company.

Michael S. Coggin has served as Senior Vice President and Chief Accounting Officer of the Company since December 2008. From September 2007 until December 2008, Mr. Coggin served as chief financial officer of Specialty Care Services Group, a multi-service line healthcare provider primarily focused on providing perfusion and auto-transfusion services to hospitals. Mr. Coggin was a senior vice president in the finance, accounting and internal audit groups of Renal Care Group, Inc. from April 2004 until its acquisition by Fresenius Medical Care AG & Co. KGaA in March 2006. Following the acquisition, Mr. Coggin provided finance and accounting oversight for business units within the East Division of Fresenius. Prior to that time, Mr. Coggin was an audit manager at KPMG Peat Marwick in Nashville, Tennessee.

Russell L. Holman, M.D. became the Company's Chief Medical Officer in February 2013. Dr. Holman oversees the Company's quality and clinical effectiveness, care management, disease management, patient safety and satisfaction, physician engagement, appropriateness of care and ancillary resource utilization. Prior to joining the Company, Dr. Holman served as chief clinical officer of Cogent HMG, where he served in executive leadership roles for eight years. Previously, he served as medical director of hospital services for HealthPartners Medical Group & Clinics in Bloomington, Minnesota, and assistant director of the Internal Medicine Residency Program at the University of Minnesota. Among Dr. Holman's professional accomplishments, in 1996 he founded one of the earliest hospitalist programs for Regions Hospital in St. Paul, Minnesota. In 2000, he created one of the nation's first postgraduate Fellowship Programs in Hospital Medicine for HPMG&C. In 2007, he co-authored and edited the textbook, Comprehensive Hospital Medicine. Most notably, he is one of only 13 Masters in Hospital Medicine in the United States.

Donald J. Bivacca has served as President of the Company's Western Group since February 2013, and has responsibility for 17 hospitals in Alabama, Arizona, Colorado, Florida, Kansas, Nevada, New Mexico, Utah and Wyoming. Prior to assuming his current position, Mr. Bivacca served as President of the Company's National Division. He has also served as National Division Chief Operating Officer and National Division Chief Financial Officer since joining the Company in April 2004. From 1999 to 2004, Mr. Bivacca served as chief operating officer/owner of ARx, a privately held accounts receivable company specializing in healthcare collections. Mr. Bivacca also served as mid-Atlantic division chief financial officer of Columbia/HCA from 1997 to 1999, and as controller and chief financial officer of various healthcare facilities owned by HCA from 1986 to 1997.

Scott Raplee began serving as President of the Company's Central Group in February 2013 and has direct financial and operations responsibility for 21 hospitals in the Georgia, Indiana, Kentucky, Louisiana, Mississippi, Texas and West Virginia markets. Mr. Raplee is a founding employee of LifePoint and began his tenure as the Company's National Division Chief Financial Officer in 1998. Since then, he has served in various roles, including as Operations Chief Financial Officer, Senior Vice President and Operations President, and Senior Vice President and President of Operations Planning and Support, until his appointment as Central Group President.

Jeff Seraphine has served as President of the Company's Eastern Group since February 2013 and has responsibility for 20 hospitals, including all of the Duke LifePoint hospitals, located in Michigan, Virginia, North Carolina and Tennessee. Mr. Seraphine is a founding employee of the Company and, since 1998, has served in various roles, including as President of the Company's Delta Division and as CEO of several of the Company's hospitals. Prior to joining LifePoint, Mr. Seraphine served in hospital administration roles with Hospital Corporation of America in Florida.

42	2014 Proxy Statement | LifePoint Hospitals, Inc.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The table below sets forth the compensation of the Company's Named Executive Officers, which consist of the CEO, the CFO, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2013, and Mr. Sherman the former Executive Vice President and CFO of the Company, who resigned effective September 13, 2013.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	All Other Compen- sation	Total
William F. Carpenter III	2013	$1,000,000	—	$4,434,000	$2,394,000	$ 520,000	—	$8,348,000
Chairman and	2012	978,192	—	4,053,792	2,435,320	1,495,000	—	8,962,304
Chief Executive Officer	2011	968,500	—	3,650,191	1,947,512	1,162,200	—	7,728,403
David M. Dill	2013	$ 625,000	—	$2,217,000	$1,197,000	$ 292,500	—	$4,331,500
President and	2012	607,692	—	2,033,682	1,217,660	840,938	—	4,699,972
Chief Operating Officer	2011	600,000	—	1,363,942	826,217	648,000	—	3,438,159
Leif M. Murphy(5)	2013	$ 481,154	—	$1,567,950	$ 894,600	$ 189,150	—	$3,132,854
Executive Vice President,	2012	454,616	—	806,982	487,064	521,381	—	2,270,043
Chief Financial Officer and	2011	69,315	—	—	1,731,360	—	—	1,800,675
Chief Development Officer
Paul D. Gilbert	2013	$ 500,000	—	$ 886,800	$ 478,800	$ 195,000	—	$2,060,600
Executive Vice President,	2012	485,462	—	799,400	487,064	560,625	—	2,332,551
Chief Legal Officer and	2011	479,000	—	717,600	472,124	431,100	—	2,099,824
Corporate Governance
Officer
John P. Bumpus	2013	$ 375,000	—	$ 753,780	$ 418,950	$ 126,750	—	$1,674,480
Executive Vice President,	2012	370,962	—	686,601	426,181	364,406	—	1,848,150
Chief Administrative	2011	360,000	—	617,289	413,108	280,800	—	1,671,197
Officer
Jeffrey S. Sherman(6)	2013	$ 383,654	—	$ —	$ —	$ 153,563	—	$ 537,217
Former Executive Vice	2012	500,961	—	1,426,050	916,028	588,656	—	3,431,695
President,	2011	475,000	—	1,105,055	708,186	427,500	—	2,715,741
Chief Financial Officer

(1)
Reflects discretionary cash bonuses. No such bonuses were paid in 2011, 2012 or 2013.

(2)
Reflects the grant date fair value for restricted stock awards and RSUs granted under the LTIP and, with respect to Mr. Murphy, RSUs granted under the 2013 Plan, as applicable, in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 8 to the Company's financial statements included in the 2013 Annual Report on Form 10-K.

(3)
Reflects the grant date fair value for stock option awards granted under the LTIP and, with respect to Mr. Murphy, the 2013 Plan, as applicable, in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 8 to the Company's financial statements included in the 2013 Annual Report on Form 10-K.

(4)
Reflects cash awards earned under the EPIP.

(5)
In connection with Mr. Murphy's appointment as CFO, the Compensation Committee increased Mr. Murphy's base salary to $525,000, granted Mr. Murphy 35,000 non-qualified stock options and awarded Mr. Murphy 15,000 RSUs.

(6)
Mr. Sherman resigned from the Company effective September 13, 2013. Upon his resignation, the unvested RSUs and options granted in 2013 were forfeited. Mr. Sherman was eligible to receive, on a pro rata basis computed as of September 30, 2013, the annual cash incentive award based on the Company's performance that he would have received if he had continued to serve as the Company's Executive Vice President and Chief Financial Officer through the date of the payout of the annual cash incentive award to all NEOs.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	43

EXECUTIVE COMPENSATION

 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive plan awards granted to the NEOs in 2013, including: (1) the grant date; (2) possible future payouts under non-equity incentive plan awards and estimated future payouts under equity incentive plan awards; (3) the number of shares underlying all other stock awards; (4) the number of shares underlying all other stock option awards; (5) the exercise price of the stock option awards, which reflects the closing price of the Common Stock on the most recent trading date before the date of grant; and (6) the grant date fair value of each equity award computed under ASC 718-10.

Name					Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
		Possible Future Payouts Under Non- Equity Incentive Plan Awards(1)											Grant Date Fair Value of Stock and Option Awards(4)
												Exercise or Base Price of Option Awards(3)
	Grant Date
		Threshold	Target	Maximum	Threshold	Target		Maximum

Carpenter	N/A	$50,000	$1,000,000	$2,500,000	—	—		—	—	—		$ —	$ —
	02/19/13	—	—	—	—	100,000		—	—	—		—	4,434,000
	02/19/13	—	—	—	—	—		—	—	200,000		44.34	2,394,000

Dill	N/A	$28,125	$ 562,500	$1,406,250	—	—		—	—	—		$ —	$ —
	02/19/13	—	—	—	—	50,000		—	—	—		—	2,217,000
	02/19/13	—	—	—	—	—		—	—	100,000		44.34	1,197,000

Murphy	N/A	$17,438	$ 393,750	$ 984,375	—	—		—	—	—		$ —	$ —
	02/19/13	—	—	—	—	20,000		—	—	—		—	886,800
	02/19/13	—	—	—	—	—		—	—	40,000		44.34	478,800
	09/10/13	—	—	—	—	15,000	(5)	—	—	—		—	681,150
	09/10/13	—	—	—	—			—	—	35,000	(5)	45.41	415,800

Gilbert	N/A	$18,750	$ 375,000	$ 937,500	—	—		—	—	—		$ —	$ —
	02/19/13	—	—	—	—	20,000		—	—	—		—	886,800
	02/19/13	—	—	—	—	—		—	—	40,000		44.34	478,800

Bumpus	N/A	$12,188	$ 243,750	$ 609,375	—	—		—	—	—		$ —	$ —
	02/19/13	—	—	—	—	17,000		—	—	—		—	753,780
	02/19/13	—	—	—	—	—		—	—	35,000		44.34	418,950

Sherman(6)	N/A	$19,688	$ 393,750	$ 719,351	—	—		—	—	—		$ —	$ —
	02/19/13	—	—	—	—	35,000		—	—	—		—	1,551,900
	02/19/13	—	—	—	—	—		—	—	75,000		44.34	897,750

(1)
Reflects cash bonus awards granted under the EPIP where receipt is contingent upon the achievement of certain performance goals. Threshold amount is equal to 5% of target amount. Maximum amount is equal to 250% of base salary for Mr. Carpenter, 225% of base salary for Mr. Dill, 187.5% of base salary for Messrs. Sherman, Gilbert and Murphy, and 162.5% of base salary for Mr. Bumpus. For more information about the cash bonus awards and performance goals for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(2)
Reflects RSUs where vesting is contingent upon the achievement of certain performance goals defined by the Compensation Committee and continued employment with the Company through the third anniversary of the date of grant. For more information about the performance criteria for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(3)
For stock option awards granted under the LTIP, and with respect to grants on or after June 4, 2013, the 2013 Plan, reflects the fair market value of a share of Common Stock on the date of grant, defined in the LTIP and the 2013 Plan as the closing sales price of the Common Stock on the trading day immediately preceding the date of grant.

(4)
Reflects the grant date fair value of stock and option awards granted under the LTIP and, with respect to Mr. Murphy, the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the grant date fair values of option awards are set forth in Note 8 to the Company's financial statements included in the 2013 Annual Report on Form 10-K.

(5)
Reflects RSUs and stock option awards granted to Mr. Murphy in connection with his appointment as CFO.

(6)
Mr. Sherman resigned from the Company effective September 13, 2013. Upon his resignation, the unvested RSUs and options granted in 2013 were forfeited. Mr. Sherman was eligible to receive, on a pro rata basis computed as of September 30, 2013, the annual cash incentive award based on the Company's performance that he would have received if he had continued to serve as the Company's Executive Vice President and Chief Financial Officer through the date of the payout of the annual cash incentive award to all NEOs.
44	2014 Proxy Statement | LifePoint Hospitals, Inc.

EXECUTIVE COMPENSATION

 Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on the current holdings of option and stock awards for each NEO outstanding as of the end of the 2013 fiscal year. These tables include unexercised and unvested option awards and unvested restricted stock and RSU awards with vesting conditions that were not satisfied as of December 31, 2013. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following these tables, based on the option or stock award grant date. For additional information about the option and other equity awards, see the description of equity-based incentive compensation in the section above entitled "Compensation Discussion and Analysis."

Option Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
		Number of Securities Underlying Unexercised Options
					Option Exercise Price	Option Expiration Date
	Option Award Grant Date
Name		Exercisable	Unexercisable

Carpenter	04/22/05	45,000	—	—	$42.60	04/22/2015
	02/22/06	45,000	—	—	33.02	02/22/2016
	09/18/06	35,000	—	—	36.22	09/18/2016
	02/28/08	100,000	—	—	25.79	02/28/2018
	02/24/09	200,000	—	—	21.41	02/24/2019
	02/23/10	235,000	—	—	31.51	02/23/2020
	02/23/11	110,000	55,000(1)	—	35.88	02/23/2021
	02/21/12	66,666	133,334(2)	—	39.97	02/21/2022
	02/19/13	—	200,000(3)	—	44.34	02/19/2023

Dill	05/08/07	90,000	—	—	$38.22	05/08/2017
	02/28/08	45,000	—	—	25.79	02/28/2018
	02/24/09	60,000	—	—	21.41	02/24/2019
	02/23/10	60,000	—	—	31.51	02/23/2020
	02/23/11	46,667	23,333(1)	—	35.88	02/23/2021
	02/21/12	33,333	66,667(2)	—	39.97	02/21/2022
	02/19/13	—	100,000(3)	—	44.34	02/19/2023

Murphy	12/13/11	100,000	50,000(4)	—	$36.29	12/13/2021
	02/21/12	13,333	26,667(2)	—	39.97	02/21/2022
	02/19/13	—	40,000(3)	—	44.34	02/19/2023
	09/10/13	—	35,000(5)	—	45.41	09/10/2023

Gilbert	02/23/11	—	13,334(1)	—	$35.88	02/23/2021
	02/21/12	13,333	26,667(2)	—	39.97	02/21/2022
	02/19/13	—	40,000(3)	—	44.34	02/19/2023

Bumpus	04/22/05	10,000	—	—	$42.60	04/22/2015
	02/22/06	10,000	—	—	33.02	02/22/2016
	02/24/09	15,000	—	—	21.41	02/24/2019
	02/23/10	45,000	—	—	31.51	02/23/2020
	02/23/11	23,333	11,667(1)	—	35.88	02/23/2021
	02/21/12	11,666	23,334(2)	—	39.97	02/21/2022
	02/19/13	—	35,000(3)	—	44.34	02/19/2023

Sherman(6)	—	—	—	—	$ —	—

(1)
These options became exercisable on February 23, 2014.

(2)
One-half of these options became exercisable on February 21, 2014 and the remainder will become exercisable on February 21, 2015.

(3)
One-third of these options became exercisable on February 19, 2014, and the remaining two-thirds will become exercisable one-half on February 19, 2015 and the remainder on February 19, 2016.

(4)
This one-time, special grant of options becomes exercisable on December 13, 2014.

(5)
One-third of this one-time, special grant of options becomes exercisable on each of September 10, 2014, September 10, 2015 and September 10, 2016.

(6)
Upon Mr. Sherman's resignation from the Company effective September 13, 2013, all unvested options were forfeited.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	45

EXECUTIVE COMPENSATION

Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9)

Carpenter	02/24/09	50,000(1)	$2,642,000	—	$ —
	01/01/11	2,993(2)	158,150	—	—
	02/23/11	100,000(3)	5,284,000	—	—
	07/01/11	2,472(4)	130,620	—	—
	01/03/12	2,660(5)	140,554	—	—
	02/21/12	100,000(6)	5,284,000	—	—
	07/02/12	2,520(7)	133,157	—	—
	02/19/13	—	—	100,000(8)	5,284,000

Dill	01/01/11	1,703(2)	89,987	—	—
	02/23/11	37,000(3)	1,955,080	—	—
	07/01/11	1,494(4)	78,943	—	—
	01/03/12	1,648(5)	87,080	—	—
	02/21/12	50,000(6)	2,642,000	—	—
	07/02/12	1,561(7)	82,483	—	—
	02/19/13	—	—	50,000(8)	2,642,000

Murphy	02/21/12	20,000(6)	1,056,800	—	—
	07/02/12	624(7)	32,972	—	—
	02/19/13	—	—	20,000(8)	1,056,800
	09/10/13	—	—	15,000(10)	792,600

Gilbert	02/23/11	20,000(3)	1,056,800	—	—
	02/21/12	20,000(6)	1,056,800	—	—
	02/19/13	—	—	20,000(8)	1,056,800

Bumpus	01/01/11	345(2)	18,230	—	—
	02/23/11	17,000(3)	898,280	—	—
	07/01/11	299(4)	15,799	—	—
	01/03/12	330(5)	17,437	—	—
	02/21/12	17,000(6)	898,280	—	—
	07/02/12	318(7)	16,803	—	—
	02/19/13	—	—	17,000(8)	898,280

Sherman(11)	—	—	—	—	—

(1)
This one-time, special grant of restricted stock became unrestricted on February 24, 2014.

(2)
These shares of restricted stock purchased pursuant to the MSPP became unrestricted on January 1, 2014.

(3)
The restricted stock granted to the executives on February 23, 2011 became unrestricted on February 23, 2014.

(4)
These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on July 1, 2014.

(5)
These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on January 3, 2015.

(6)
The restricted stock granted to the executives on February 21, 2012 will become unrestricted on February 21, 2015.

(7)
These shares of unrestricted stock purchased pursuant to the MSPP will become unrestricted on July 2, 2015.

(8)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 19, 2016 and (ii) achievement in fiscal year 2013, 2014 or 2015 of either Revenues of $3,706.8 million or Adjusted EBITDA of $561.2 million.

(9)
Reflects the value of restricted stock and RSUs based on the closing price of the Common Stock as of December 31, 2013.

(10)
Reflects a one-time special grant of RSUs in connection with Mr. Murphy's appointment as CFO. Vesting of these restricted stock units is conditioned upon (i) Mr. Murphy's continued employment with the Company through September 10, 2016 and (ii) achievement in fiscal year 2014 or 2015 of either Revenues of $3,706.8 million or Adjusted EBITDA of $561.2 million.

(11)
Upon Mr. Sherman's resignation from the Company effective September 13, 2013, 44,305 shares, a pro rata portion (determined as of September 30, 2013) of the shares of restricted stock granted on February 23, 2011 and February 21, 2012 became vested. All other unvested restricted shares and RSUs were forfeited.
46	2014 Proxy Statement | LifePoint Hospitals, Inc.

EXECUTIVE COMPENSATION

 Option Exercises and Stock Vested at Fiscal Year-End

The following table provides information for each NEO on (1) stock option awards exercised during 2013, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired during 2013 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and brokerage commission.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Carpenter	40,000	$725,500	149,132	$6,538,277
Dill	—	—	39,990	1,801,303
Murphy	—	—	—	—
Gilbert	60,000	970,386	25,000	1,097,750
Bumpus	—	—	23,207	1,017,860
Sherman	185,000	2,551,382	75,482	3,445,784

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company.

The amount of compensation payable to Mr. Carpenter if certain events had occurred on December 31, 2013 is shown in the table below.

Event	Cash Payments		Stock Options (unvested)	Restricted Stock (unvested)	RSUs (unvested)	Insurance Benefits

Involuntary termination without cause	$4,990,000	(1)	$—	$—	$—	$42,950	(5)
Termination related to change in control	6,000,000	(2)	4,348,809(3)	13,631,861(4)	5,284,000(4)	21,475	(6)

(1)
Reflects a severance payment of Mr. Carpenter's base salary as of December 31, 2013 for 24 months after termination plus an amount equal to two times the last bonus payment made to Mr. Carpenter in the prior fiscal year in accordance with the Carpenter Severance Agreement. The severance payment to Mr. Carpenter is payable in several installments.

(2)
Reflects a severance payment of three times the sum of (a) the rate of Mr. Carpenter's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) Mr. Carpenter's target cash bonus amount, in accordance with the Change in Control Plan.

(3)
Reflects the intrinsic value of the outstanding, unvested stock options, which become vested in accordance with the LTIP in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the LTIP.

(4)
Reflects the intrinsic value of the outstanding, unvested restricted shares of Common Stock and RSUs, which become vested in accordance with the (i) LTIP in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the LTIP, and (ii) MSPP.

(5)
Reflects the premiums for medical, dental, accidental death and dismemberment and life insurance benefits for a 24-month period in accordance with the Carpenter Severance Agreement, as discussed further on page 48.

(6)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	47

EXECUTIVE COMPENSATION

The amount of compensation payable to each other NEO entitled to benefits if a termination related to a change in control had occurred on December 31, 2013 is shown in the table below.

Executive	Cash Payments(1)	Stock Options (unvested)(2)	Restricted Stock (unvested)(3)	RSUs (unvested)(3)	Insurance Benefit(4)	Excise Tax Gross-up(5)

Dill	$3,562,500	$2,103,732	$4,850,950	$2,642,000	$19,139	$—
Murphy	2,756,250	1,770,754	1,081,529	1,849,400	18,372	1,490,750
Gilbert	2,625,000	909,349	2,113,600	1,056,800	13,880	—
Bumpus	1,856,250	795,664	1,847,762	898,280	19,402	—
Sherman(6)	—	—	—	—	—	—

(1)
Reflects a severance payment of three times the sum of (a) the rate of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) the executive's target cash bonus amount, in accordance with the Change in Control Plan.

(2)
Reflects the intrinsic value of the outstanding, unvested options, which become vested in accordance with the LTIP and, with respect to Mr. Murphy, the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the LTIP and the 2013 Plan, as applicable.

(3)
Reflects the intrinsic value of the outstanding, unvested restricted shares of Common Stock and RSUs, which become vested in accordance with the (i) the LTIP and, with respect to Mr. Murphy, the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the LTIP and, with respect to Mr. Murphy, the 2013 Plan, as applicable, and (ii) MSPP.

(4)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(5)
Reflects a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2008 through 2012. The Company does not expect that any such excise taxes will be imposed.

(6)
Mr. Sherman resigned from the Company effective September 13, 2013.

Employment and Termination Agreements

On December 11, 2012, HSCGP, LLC, a wholly-owned subsidiary of the Company ("HSCGP"), entered into an amendment to the Amended and Restated Executive Severance and Restrictive Covenant Agreement dated December 11, 2008 (the "Carpenter Severance Agreement") with Mr. Carpenter. In the event that Mr. Carpenter is terminated by HSCGP (other than pursuant to a change in control as discussed below), the Carpenter Severance Agreement specifies the respective rights and obligations of HSCGP and Mr. Carpenter. The amendment to the Carpenter Severance Agreement modifies the agreement to comply with Section 409A of the Internal Revenue Code.

Pursuant to the Carpenter Severance Agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the Board of Directors or a committee of the Board. The Carpenter Severance Agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of the Company and its affiliates during his employment period and for a period of 24 months thereafter or disclosing confidential information of the Company and its affiliates. The Carpenter Severance Agreement imposes certain obligations on the Company upon the termination of Mr. Carpenter's employment, including, if he is involuntarily terminated, except for "cause" (as defined in the Carpenter Severance Agreement) or in certain circumstances, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter's release of all claims against the Company and be paid in a lump sum amount equal to two times the sum of his then current base salary plus an amount equal to his bonus earned for the prior fiscal year. The commencement of the severance payments may be delayed for a period of

48	2014 Proxy Statement | LifePoint Hospitals, Inc.

EXECUTIVE COMPENSATION

six months if such delay is required for compliance with Section 409A of the Internal Code.

On September 4, 2013, HSCGP and the Company entered into a Voluntary Resignation Agreement and General Release (the "Sherman Release Agreement") with Mr. Sherman. Pursuant to the Sherman Release Agreement, Mr. Sherman agreed to not use or disclose confidential information of the Company, to release any claims he may have against the Company, to not solicit employees of the Company for hire for twenty-four (24) months, and to not compete with the Company for twenty-four (24) months. As consideration for entering into the Sherman Release Agreement, 44,305 shares, a pro rata portion (determined as of September 30, 2013) of the shares of restricted stock granted to Mr. Sherman on February 23, 2011 and February 21, 2012 pursuant to the LTIP, became vested. Mr. Sherman's vested stock options remained vested and exercisable for three months following Mr. Sherman's departure. In addition, the Company agreed to pay Mr. Sherman, on the same date that cash bonuses were paid to the other NEOs for the Company's 2013 performance, an amount equal to the pro rata (computed as of September 30, 2013) cash bonus that he would have received if he had continued to serve as the Company's Executive Vice President and CFO through such payment date.

Other than pursuant to the EPIP, LTIP, 2013 Plan, MSPP, Change in Control Plan and other similar compensation (or deferral) plans, no other NEO is party to any severance, employment, confidentiality, non-compete or non-solicitation agreement with the Company.

Retirement and Termination Arrangements

The Company maintains certain compensatory arrangements that are intended to provide payments to the NEOs upon their resignation or retirement. These include the LifePoint Hospitals, Inc. Retirement Plan (the "Retirement Plan"), which is a defined contribution retirement plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their compensation to the Retirement Plan, and the Company may in its discretion provide certain matching and other contributions. The retirement benefit is based solely on the contributions to each employee's account and the investment of those contributions in the Retirement Plan.

Under the EPIP, upon the retirement of a participant in the EPIP during a period when performance goals of an award are achieved, the award may be paid in full or may be prorated based on the number of full months that lapsed in the performance period as of the date of the retirement, at the sole and absolute discretion of the Compensation Committee. Upon the death or disability of a participant in the EPIP, if the Company achieves the performance goals specified in an award, the participant in the EPIP, or such participant's estate, will be eligible to receive payments under the award. Such award may be paid in full or may be prorated based on the number of full months that have elapsed in the performance period as of the date of the death or disability, at the sole and absolute discretion of the Compensation Committee. If, however, the Company fails to achieve the performance goals, the Compensation Committee may also in its discretion pay all or a portion of the award.

Under the MSPP, if an NEO's employment is terminated either for "cause" by the Company or for any reason by the executive, the executive forfeits all rights with respect to any restricted shares of Common Stock purchased under the MSPP, which are automatically cancelled, and has only an unfunded right to receive a cash payment equal to the lesser of (1) the fair market value of such shares on the executive's last day of employment or (2) the aggregate base salary forfeited by the executive as a condition of receiving such shares. If an NEO's employment is terminated without "cause," the executive will receive the lesser of such cash payments, with the Compensation Committee to have the sole discretion as to which of such amounts shall be payable. Under the MSPP, upon retirement of an NEO, the Compensation Committee shall determine, in its discretion, whether all outstanding restrictions with respect to shares of Common Stock purchased under the MSPP shall expire or whether the executive shall instead be treated as though the executive's employment had been terminated by the Company without "cause."

Change in Control Arrangements

The Company maintains the Change in Control Plan for certain corporate employees, including the NEOs. The Change in Control Plan provides benefits to those eligible corporate employees of the Company who (i) are terminated within 18 months of a change in control for any reason other than "cause" (as defined in the Change in Control Plan), (ii) are

LifePoint Hospitals, Inc. | 2014 Proxy Statement	49

EXECUTIVE COMPENSATION

not offered a position by the Company or a successor entity that is substantially equivalent to the one held with the Company immediately prior to the change in control, or (iii) voluntarily terminates employment within 18 months following a change in control because employment by the successor entity is modified so that the position is no longer "substantially equivalent" (as defined in the Change in Control Plan) to the position immediately held prior to the change in control. Under these circumstances, an affected NEO is entitled to receive a lump sum severance payment of three times the sum of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved. The Company will also provide each NEO, at no greater cost than prior to the change in control, with participation in medical, life, disability and similar benefit plans that were offered to similarly situated employees of the Company immediately prior to the change in control. If these benefits are provided pursuant to continuation rights pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, the Company will waive all premiums that would otherwise be due by the executive at the time of severance for 12 months. In addition, each participant is indemnified against excise taxes that are imposed on change in control payments under Section 4999 of the Internal Revenue Code.

Benefits under this plan are offset by any other payments that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of the Company. If a change in control occurs during a period when performance goals of an award have not been achieved, the Compensation Committee, in its discretion, may authorize payment to an NEO of the target bonus amount, or a portion of such amount, that would be payable under an award. The payment of the awards will be made, at the discretion of the Compensation Committee, after the end of the performance period or the change in control.

Under the MSPP, upon a change in control, restricted shares of Common Stock purchased under the MSPP become unrestricted. The LTIP and the 2013 Plan provide for full vesting of outstanding awards granted to employees, including the NEOs, following a change in control to the extent the rights under such awards have not been previously forfeited. Full vesting will only occur if (1) the successor entity does not assume the awards or provide similar awards to replace the awards issued under the LTIP or the 2013 Plan, or, (2) if the awards are assumed or replaced employment is terminated within 18 months (24 months in the case of outstanding awards under the 2013 Plan) after the change in control by the successor entity without cause or by the employee because the position offered by the successor is not substantially equivalent to the one held with the Company immediately prior to the change in control.

50	2014 Proxy Statement | LifePoint Hospitals, Inc.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The tables below set forth certain information as of December 31, 2013 (unless otherwise indicated) regarding beneficial ownership of Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, nominee for director and NEO of the Company who owns Common Stock and (3) all directors and executive officers as a group. As of December 31, 2013, there were 47,143,554 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

Security Ownership of Certain Beneficial Owners

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
Glenview Capital Management 767 Fifth Avenue, 44th Floor New York, NY 10153	4,580,637(1)	9.74%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	4,029,432(2)	8.57
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,929,756(3)	6.20
American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	2,557,358(4)	5.40
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,459,414(5)	5.23

(1)
As reported in the Schedule 13G/A filed on February 14, 2014 with the SEC.

(2)
As reported in the Schedule 13G/A filed on February 10, 2014 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,986,258 shares of Common Stock and sole dispositive power with respect to 4,029,432 shares of Common Stock.

(3)
As reported in the Schedule 13G filed on February 10, 2014 with the SEC, the beneficial owner claims to have sole voting power with respect to 2,741,255 shares of Common Stock and sole dispositive power with respect to 2,929,756 shares of Common Stock.

(4)
As reported in the Schedule 13G filed on February 13, 2014 with the SEC, the beneficial owner claims to have sole voting power with respect to 2,493,710 shares of Common Stock and sole dispositive power with respect to 2,557,358 shares of Common Stock.

(5)
As reported in the Schedule 13G/A filed on February 12, 2014 with the SEC, the beneficial owner claims to have sole voting power with respect to 29,265 shares of Common Stock, sole dispositive power with respect to 2,432,749 shares of Common Stock and shared dispositive power with respect to 26,665 shares of Common Stock.
LifePoint Hospitals, Inc. | 2014 Proxy Statement	51

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

 Security Ownership of Management and Directors

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class
William F. Carpenter III	1,618,502(2)	3.4%
David M. Dill	625,269	1.3
Leif M. Murphy	160,624	*
Paul D. Gilbert	93,794	*
John P. Bumpus	254,997	*
Jeffrey S. Sherman	296,385(3)	*
Gregory T. Bier	27,413(4)	*
Richard H. Evans	20,718(4)	*
DeWitt Ezell, Jr.	51,085(4)	*
Michael P. Haley	41,996(4)	*
Marguerite W. Kondracke	25,145(4)	*
John E. Maupin, Jr.	29,913(4)	*
Owen G. Shell, Jr.	31,746(4)	*
Directors and executive officers as a group (13 persons)	3,277,587	6.7%

*
Less than one percent.

(1)
The following amounts are included in the number of shares beneficially owned by an individual as reported in the table above:

	Shares	Shares Owned
	Underlying	Through	2011 Shares of	2012 Shares of
Name	Options(a)	Retirement Plan(b)	Restricted Stock(c)	Restricted Stock(d)
Carpenter	1,025,000	1,629	100,000	100,000
Dill	425,000	685	37,000	50,000
Murphy	140,000	—	—	20,000
Gilbert	53,334	460	20,000	20,000
Bumpus	150,000	851	17,000	17,000
Sherman	185,000	—	30,000	35,000
(a)
In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from December 31, 2013, are deemed outstanding.

(b)
The ownership given for each individual includes shares of Common Stock indirectly owned through the Retirement Plan.

(c)
The ownership for each individual also includes restricted stock awards granted on February 23, 2011 under the LTIP which became unrestricted on February 23, 2014, except that a pro rata portion (determined as of September 30, 2013) of Mr. Sherman's restricted stock awards became unrestricted on September 13, 2013.

(d)
The ownership for each individual also includes restricted stock awards granted on February 21, 2012 under the LTIP as set forth in the table below. Generally, these shares of restricted stock will become unrestricted on February 21, 2015, except that a pro rata portion (determined as of September 30, 2013) of Mr. Sherman's restricted stock awards became unrestricted on September 13, 2013.
(2)
The ownership for Mr. Carpenter includes a one-time grant of 100,000 shares of restricted stock on February 24, 2009. One-half of these shares of restricted stock became unrestricted on February 24, 2013, and one-half became unrestricted on February 24, 2014.

(3)
The ownership for Mr. Sherman is as of September 13, 2013, the date that Mr. Sherman resigned from the Company.

(4)
The ownership for each individual includes 3,449 shares of restricted stock granted on June 7, 2011 under the Directors Plan. These shares became unrestricted on December 8, 2011 with a deferred settlement date on June 7, 2014.
52	2014 Proxy Statement | LifePoint Hospitals, Inc.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

  The ownership for each individual includes 4,657 shares of restricted stock granted on June 6, 2012 under the Directors Plan. These shares became unrestricted on December 7, 2012 with a deferred settlement date on June 6, 2015.

  The ownership for each individual includes 3,416 RSUs granted on June 4, 2013 under the 2013 Plan. These RSUs became vested on December 5, 2013 with a deferred settlement date on June 4, 2016.

  Further, the ownership for each individual includes deferred stock units, granted under the Directors Plan, payable in shares of Common Stock as follows:

Deferred
Name	Stock Units
Evans	1,080
Maupin	3,884
Shell	6,099

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from the Company's executive officers and directors, the Company believes that all reports were filed in a timely manner during 2013, except that Messrs. Bumpus, Carpenter, Coggin and Dill each had a late filing with respect to the withholding of shares to pay the tax liability incident to the vesting of restricted stock in January 2013, and each of Messrs. Bier, Evans, Ezell, Haley, Maupin, Shell and Ms. Kondracke had a late filing with respect to a grant of restricted shares in June 2013.

All Section 16(a) reports are posted on the "Investor Relations — SEC Filings" section of the Company's website, www.lifepointhospitals.com, by the end of the business day after filing and remain accessible for at least 12 months.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	53

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2014 and, as a matter of good corporate governance, the Board is requesting stockholders to ratify this selection. Ernst & Young LLP has audited the Company's financial statements since 1999 and is considered by management to be well qualified. If the selection of Ernst & Young LLP is not ratified by the stockholders, the selection of an independent registered public accounting firm will be determined by the Audit and Compliance Committee after careful consideration of any information submitted by the stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders' questions.

 Fees and Services of the Independent Registered Public Accounting Firm

The following is a summary of services rendered by Ernst & Young LLP and the fees paid for such services during the last two fiscal years.

Audit Fees — Primarily for professional services rendered in connection with the audit of the Company's consolidated annual financial statements, audit of internal control over financial reporting (pursuant to §404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2012 and 2013. The fees also include separate opinion audits of certain subsidiaries, as well as comfort letters and consents related to SEC filings.

Service	2013	2012
Audit Fees	$2,113,297	$1,720,864
Audit-Related Fees	50,000	55,000
Tax Fees	121,240	92,456
All Other Fees	25,926	50,388
Total	$2,310,463	$1,918,708

Audit-Related Fees — Primarily for consultation on accounting and reporting standards.

Tax Fees — For assistance with tax compliance regarding tax filings and other tax advice and consulting services.

All Other Fees — For consulting services rendered relating to a readiness assessment to determine whether the Company's electronic health records systems, processes and workflows are in place to meet the meaningful use criteria adopted by the Secretary of Health and Human Services.

The Audit and Compliance Committee considered and determined that the provision of non-audit services by Ernst & Young LLP during 2012 and 2013 was compatible with maintaining auditor independence. None of these services is of a type that is prohibited under the independent registered public accounting firm independence standards of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee has implemented procedures to ensure the pre-approval of all audit, audit-related, tax and other services performed by the Company's independent registered public accounting firm. These procedures require that the Audit and Compliance Committee approve all services prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit and Compliance Committee has delegated to Mr. Bier, the Chair of the Audit and Compliance Committee, pre-approval authority with respect to audit or permitted non-audit services (in an amount not to exceed $50,000 in each instance) to be provided by Ernst & Young LLP, subject to ratification of such pre-approval by the Audit and Compliance Committee at its next scheduled meeting. On a quarterly basis, the Audit and Compliance Committee reviews a summary listing of all service fees, along with a reasonably detailed description of the nature of the engagement of Ernst & Young LLP. The Audit and Compliance Committee pre-approved in accordance with SEC rules all audit, audit-related, tax and other services performed by Ernst & Young LLP during 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

54	2014 Proxy Statement | LifePoint Hospitals, Inc.

AUDIT AND COMPLIANCE COMMITTEE REPORT

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee consists entirely of independent directors in accordance with the NASDAQ and SEC audit committee structure and membership requirements. The Audit and Compliance Committee has certain duties and powers as described in its written Charter adopted by the Board of Directors. A copy of this Charter is available under the "Investor Relations — Corporate Governance" section of the Company's website, www.LifePointHospitals.com.

In performing its functions, the Audit and Compliance Committee acts primarily in an oversight capacity. The Audit and Compliance Committee relies on the work and assurances of the Company's management, which has the primary responsibility for preparing financial statements and reports and implementing internal control over financial reporting, and the work and assurances of the Company's independent registered public accounting firm, which reviews quarterly and audits annually the Company's financial statements. In addition, the Audit and Compliance Committee relies on the Company's independent registered public accounting firm to express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles and to attest management's assessment of the effectiveness of internal control over financial reporting.

The Audit and Compliance Committee selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2013. This selection was subsequently approved by the Board of Directors and was ratified by the Company's stockholders at the annual meeting of stockholders held on June 4, 2013.

The Audit and Compliance Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with the Company's management and Ernst & Young LLP. The Audit and Compliance Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, "Communications with Audit Committees."

The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit and Compliance Committee concerning independence, and has discussed with the auditor the auditor's independence.

In reliance on these reviews and discussions, and the report of Ernst & Young LLP, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors determined, that the audited financial statements be included for filing with the SEC in the 2013 Annual Report on Form 10-K.

AUDIT AND COMPLIANCE COMMITTEE

Gregory T. Bier, Chair
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
Marguerite W. Kondracke
John E. Maupin, Jr.
Owen G. Shell, Jr.

Dated: April 16, 2014

LifePoint Hospitals, Inc. | 2014 Proxy Statement	55

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 3)

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is asking its stockholders to indicate their support for the compensation of the NEOs disclosed in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Most Recent Say-on-Pay Vote Results

At our Annual Meeting of Stockholders in June 2013, a minority of our stockholders who voted at the annual meeting (43.20%) voted in favor of our "say-on-pay" proposal. This was in sharp contrast to the prior year when the majority of our stockholders who voted at the meeting (85.08%) voted in favor of the Company's "say-on-pay" proposal. In response to the 2013 voting results, the Company engaged in direct dialogue with its stockholders to determine the reason for this negative vote. During these one-on-one conversations, the Company spoke with over 35 stockholders, including its top institutional stockholders, representing over 65% of the Company's outstanding Common Stock.

The Compensation Committee used this stockholder feedback to shape its subsequent deliberations about the Company's executive compensation program and dedicated substantial time considering how to restructure the program to address stockholders' concerns. Following these deliberations the Committee implemented significant changes. Beginning in 2014, the program now (i) measures Company performance over a three-year period before any performance-based RSUs vest, (ii) links the amount of performance-based RSUs earned after the three-year performance period to the Company's TSR in relation to a peer index and (iii) uses short-term compensation metrics that are distinct and dissimilar from the new long-term compensation criteria.

Performance and Pay Alignment

We tie pay to performance. The great majority of executive pay is not guaranteed. A large percentage of the total direct compensation (base salary, annual cash incentive award and long-term incentive award) is performance-based and must be earned on the basis of Company and individual performance, including stock price performance. As previously discussed in this Proxy Statement, approximately 88% of the CEO's total direct compensation and an average of approximately 82% of the total average direct compensation of the other NEOs is performance-based. Further explanation of our performance and pay alignment can be found in the Compensation Discussion and Analysis that begins on page 26, which includes a summary of our 2013 business highlights as well as information regarding our performance over the past three years.

The Company did not meet the performance threshold or target set by the Compensation Committee for one of our Performance Criteria. For the remaining four Performance Criteria, the Company met the performance threshold, but only met the performance target on one of the Performance Criteria. As a result, our annual cash incentive award payouts were significantly below target in 2013.

Compensation Program

The Company's compensation of its NEOs plays a material role in its ability to attract and retain a highly experienced team of executives. Our Board of Directors and NEOs strive to balance near-term results with long-term stockholder value, which is reflected in our NEO compensation program. In addition to being performance-based, our NEO compensation program is designed to facilitate good corporate governance.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Compensation Committee has made, and the factors considered in making those decisions. The Compensation Committee believes that the NEO compensation program is structured in a manner that strongly supports the Company and its business objectives and is deserving of stockholder support.

56	2014 Proxy Statement | LifePoint Hospitals, Inc.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 3)

Accordingly, the Company is asking its stockholders to vote "FOR" the following resolution:

  RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S
NAMED EXECUTIVE OFFICERS.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	57

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE PERFORMANCE INCENTIVE PLAN (PROPOSAL 4)

PROPOSAL 4: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE PERFORMANCE INCENTIVE PLAN

In order to grant qualified performance-based compensation under the LifePoint Hospitals, Inc. Executive Performance Incentive Plan, the Company is required by Section 162(m) of the Internal Revenue Code to submit the material terms of the performance measures used under the EPIP to the Company's stockholders for consideration and approval once every five years. The EPIP provides for cash incentive bonuses to participants that are deductible by the Company for federal tax purposes upon the achievement of performance goals established annually by the Compensation Committee of the Board of Directors.

The EPIP is designed so that compensation awarded under the EPIP qualifies as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), compensation paid to specified officers or employees in excess of $1 million in any year is not deductible in calculating the Company's federal income tax. Compensation that qualifies as "performance-based" under Section 162(m), however, is fully deductible, even if it exceeds $1 million in a single year.

The Company is asking its stockholders to approve the material terms of the performance goals under the EPIP in accordance with Section 162(m), including the employees eligible to receive compensation, the business criteria and the maximum annual amount that can be paid to any employee. Pursuant to its terms, no awards may be made under the EPIP following this Annual Meeting unless the material terms of the performance goals under the EPIP are approved by the Company's stockholders. The approval sought in this Proposal 4 would permit the Compensation Committee to continue to make awards under the EPIP up to the date of the Company's 2019 annual meeting. The Board of Directors recently approved an amendment to the business criteria on which the performance goals under the EPIP are based, which is subject to stockholder approval and is in the form attached to this Proxy Statement as Appendix A. The employees eligible and the maximum amount of compensation that could be paid to any employee under the EPIP remains unchanged as reflected in the text of the EPIP set forth inAppendix B. There are no shares reserved for issuance under the EPIP and no shares are being requested.

 Required Vote

Upon the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, awards under the EPIP will be permitted up to the date of the Company's 2019 annual meeting.

General Description of the EPIP

The following description of the EPIP is qualified in its entirety by the text of the EPIP, which is attached hereto in Appendices A and B.

Purpose of the EPIP

As with all of the Company's incentive plans, the EPIP is intended to increase stockholder value and the Company's success by encouraging outstanding performance by certain executive officers. These goals are to be achieved by providing eligible executive officers with incentive awards based on the achievement of goals relating to the Company's performance. Although the Company does not intend to pay incentive bonuses to participants in the EPIP that do not qualify as "performance-based compensation" under Section 162(m), upon approval of the material terms of the performance goals under the EPIP by the Company's stockholders, there can be no assurance that the Company will not pay such bonuses.

Participants in the EPIP do not currently participate in other bonus plans maintained by the Company. If the material terms of the performance goals under the EPIP are not approved by the stockholders, however, the Compensation Committee will still have the ability to award cash bonuses to individuals in an amount that the Compensation Committee deems reasonable and appropriate at that time. The Company may not be able to deduct for federal income tax purposes a portion of such bonuses.

58	2014 Proxy Statement | LifePoint Hospitals, Inc.

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE PERFORMANCE INCENTIVE PLAN (PROPOSAL 4)

Business Criteria for Performance Goals

The Compensation Committee must establish objective performance goals each year for eligible participants of the EPIP. The performance goals must be expressed as targeted levels of achievement that are based on one or more of the following business criteria, as recently amended by the Board of Directors, subject to stockholder approval of this Proposal and in the form set forth in Appendix A:

•
earnings per share;

•
revenues or margins;

•
cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital);

•
operating margin;

•
return on assets, sales, investment, capital, or equity;

•
economic value added;

•
direct contribution;

•
net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company;

•
working capital;

•
management of fixed costs or variable costs;

•
identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;

•
acquisition revenue (including the acquisition of entities or facilities with targeted levels of revenue);

•
total stockholder return;

•
debt reduction;

•
market share;

•
entry into new markets, either geographically or by business unit;
•
customer retention and satisfaction;

•
strategic plan development and implementation, including turnaround plans; and/or

•
the fair market value of a share of Common Stock.

Participants in the EPIP

Officers whose projected taxable compensation for a year may be subject to the $1 million compensation deduction limitations are eligible to be selected by the Compensation Committee to receive an award under the EPIP.

Operation of the EPIP

The EPIP is administered by the Compensation Committee. No later than 90 days after the beginning of the year, the Compensation Committee will specify in writing the maximum amount of incentive compensation payable to each participant, the performance goals upon which each participant's incentive is conditioned and the formula to determine the amount payable to each participant based on the achievement of the specified goals. The amount payable may vary among participants and from year to year, but the maximum cash bonus payable to any participant under the EPIP in a year is $3 million. As soon as possible after the end of each fiscal year, the Compensation Committee will certify in writing for each participant whether the performance goals for that year and any other material conditions have been met. If these goals and conditions have been met, the Compensation Committee may award the participant the cash incentive bonus. The Compensation Committee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant in an award. Awards will be paid in cash or in a form specified by the Compensation Committee as soon as practicable following the end of the fiscal year.

Change in Control

If the Company experiences a change in control (as defined in the EPIP), and the performance goals for the year under an award are not achieved, the Compensation Committee may in its discretion pay the amount due under the award, or any portion thereof. Any payment under an award will be paid following the end of the fiscal year or, at the discretion of the Compensation Committee, following the change in control.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	59

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE PERFORMANCE INCENTIVE PLAN (PROPOSAL 4)

Death, Disability and Retirement

Upon the death or disability (as defined in the EPIP) of a participant during the course of a year in which the performance goals of an award are achieved, the Compensation Committee may pay the entire amount stated in the award or may, in its discretion, prorate the payment for the number of months that the participant was employed during the year. If the performance goals are not achieved, the Compensation Committee retains the discretion to pay any portion of the award following death or disability. When a participant retires (as defined in the EPIP) during the course of the year and the performance goals stated in the award are achieved, the Compensation Committee may pay, in its discretion, the entire amount of the award or prorate the payment for the number of months the participant was employed during the year. Payments will be made after the end of the year.

Amendment and Termination of the EPIP

The Board of Directors may amend or terminate the EPIP at any time and for any reason. No amendment that would modify the material terms of the performance goals under the EPIP will be effective until approved by the stockholders in a manner that satisfies the stockholder approval requirements of Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences

Under present federal income tax law, participants will realize ordinary income in the year of receipt equal to the amount of the payment received. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the EPIP satisfies the requirements of Section 162(m). As described above, Section 162(m) limits the deductibility of compensation not based on performance that is paid to certain corporate executives.

New Plan Benefits

Upon approval by the Company's stockholders, awards under the EPIP will be permitted up to the date of the Company's 2019 annual meeting. Awards that will be issued under the EPIP will be determined based on the Company's actual performance compared to certain performance goals that will be established by the Compensation Committee. Therefore, the amount of any future awards under the EPIP (if any) cannot now be determined.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 4.

60	2014 Proxy Statement | LifePoint Hospitals, Inc.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the 2015 Proxy Statement

To be considered for inclusion in next year's proxy statement, stockholder proposals, submitted in accordance with SEC Rule 14a-8, must be received at the Company's corporate offices no later than December 24, 2014 for the Company to consider it for inclusion in the proxy statement for the 2015 annual meeting of stockholders. Proposals should be addressed to the Corporate Secretary, LifePoint Hospitals, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027.

Other Stockholder Proposals for Presentation at the 2015 Annual Meeting

The Company's By-Laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2015 annual meeting of stockholders, must be received at the Company's corporate offices not less than 90 days prior to the first anniversary of the Annual Meeting. As a result, proposals submitted pursuant to these provisions of the By-Laws, including director nominations, must be received no later than the close of business on March 5, 2015. Proposals should be addressed to the Corporate Secretary, LifePoint Hospitals, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027 and include the information set forth in the By-Laws, which are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHospitals.com. SEC rules permit management to vote proxies in its discretion if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder's compliance with this deadline.

Stockholder Communication with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Board committee chairs and the Lead Director, by using the following address:

    LifePoint Hospitals, Inc.
    Board of Directors
    c/o Corporate Secretary
    330 Seven Springs Way
    Brentwood, Tennessee 37027

All written communications received in such manner will be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded to all members of the Board of Directors.

Voting Securities

You are entitled to vote if you were a stockholder of record as of the close of business on April 11, 2014. On such date, there were 44,478,896 shares of Common Stock outstanding.

Vote Required for Election, Ratification and Approval

Election of Directors (Proposal 1):

If a quorum is present, directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record with respect to each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted

LifePoint Hospitals, Inc. | 2014 Proxy Statement	61

ADDITIONAL INFORMATION

for a substitute nominee recommended by the Corporate Governance and Nominating Committee and selected by the current Board of Directors.

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 2):

Stockholder ratification of the Audit and Compliance Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the By-Laws or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company's stockholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.

Say on Pay (Proposal 3):

With respect to Proposal 3, if a quorum is present, approval of the resolution to approve, on an advisory basis, the compensation of the NEOs requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Approval of the Material Terms of the Performance Goals under the EPIP (Proposal 4):

Proposal 4 will become effective upon the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Abstentions and Broker Non-Votes:

If your shares are represented at the Annual Meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. Abstentions with respect to Proposals 2, 3 and 4 will have the same effect as a vote against such proposals.

If your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 2, even if it does not receive voting instructions from you. Proposals 1, 3 and 4 are "non-discretionary," meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on these proposals. When a broker votes a client's shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as "broker non-votes." Those shares that are the subject of "broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting but are not considered "present" for purposes of voting on the non-discretionary items and will therefore have no impact on the vote.

Manner for Voting Proxies

Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly completed and delivered proxies received by phone, by Internet or by mail before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.

We are not aware of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement. If any other business is properly brought before the meeting, your proxy gives authority to Paul D. Gilbert, the Company's Executive Vice President and Chief Legal Officer and Christy S. Green, the Company's Vice President, Associate General Counsel and Corporate Secretary, or either of them, with full power of substitution, to vote on such matters at their discretion. All such other matters properly brought before the meeting shall be approved upon the affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting.

62	2014 Proxy Statement | LifePoint Hospitals, Inc.

ADDITIONAL INFORMATION

 Solicitation of Proxies

The Company will pay all expenses of the Annual Meeting that it incurs, including any cost for mailing the Notices of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The directors, officers and employees of the Company may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts.

The Company also has retained Georgeson Inc. ("Georgeson") to assist in the solicitation of proxies. The Company expects to pay Georgeson a fee of $15,000 for its services and will reimburse Georgeson for reasonable out-of-pocket expenses. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the Notice of Internet Availability and, if specifically requested, printed proxy materials to their principals and will pay Georgeson a service fee for coordinating with such parties on the Company's behalf.

Requesting Copies of the 2013 Annual Report on Form 10-K

In addition to the Proxy Statement, a copy of the Annual Report to Stockholders is available on the Internet as indicated on the Notice of Internet Availability of Proxy Materials ("Notice of Internet Availability"). Additionally, upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the 2013 Annual Report on Form 10-K filed with the SEC. Such requests should be directed to Investor Relations, LifePoint Hospitals, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, (615) 920-7600. The Annual Report to Stockholders and 2013 Annual Report on Form 10-K are also available on the "Investor Relations — SEC Filings" section of the Company's website at www.LifePointHospitals.com. The Company's Annual Report to Stockholders and 2013 Annual Report on Form 10-K are not proxy soliciting materials.

Delivery of Documents to Stockholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of proxy materials to that address. Householding is designed to reduce a company's printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company's proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you receive more than one Notice of Internet Availability, this means that you have multiple accounts holding the Common Stock with brokers and/or the Company's transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Stockholders

The Company has elected to provide its Proxy Statement and Annual Report to Stockholders over the Internet through a "notice and access" model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Stockholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	63

APPENDIX A

 FORM OF AMENDMENT NO. 2 TO THE LIFEPOINT HOSPITALS, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN

              This Amendment to the LifePoint Hospitals, Inc. Executive Performance Incentive Plan (the "Plan") is made on this             day of April, 2014.

              WHEREAS, LifePoint Hospitals, Inc. (the "Company") established the Plan effective January 1, 2004, in order to provide meaningful economic incentives that qualify as "performance-based compensation" described in section 162(m)(4)(C) of the Internal Revenue Code (the "Code"); and

              WHEREAS, the Company desires to revise the Plan's performance criteria;

              NOW, THEREFORE, the Plan is hereby amended as follows, effective                                     , 2014, to delete Section 3.3 and replace it with the following:

              3.3            Performance Criteria of Awards.    Subject to the terms hereof, and in a manner consistent with Treas. Reg. Section 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based on one or more of the following business criteria for the Company, on a consolidated basis, and/or for affiliates of the Company, or for business or geographical units of the Company and/or an affiliate (except with respect to the total stockholder return and earnings per share criteria): (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital); (4) operating margin; (5) return on assets, sales, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) acquisition revenue (including the acquisition of entities or facilities with targeted levels of revenue); (13) total stockholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and/or (19) the fair market value of a share of the Company's common stock. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges; (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

[Signature on Next Page]

LifePoint Hospitals, Inc. | 2014 Proxy Statement	A- 1

APPENDIX A

              IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HOSPITALS, INC.
By:
Its:
A- 2	2014 Proxy Statement | LifePoint Hospitals, Inc.

APPENDIX B

 AMENDMENT NO. 1 TO THE LIFEPOINT HOSPITALS, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN

              THIS AMENDMENT to the LifePoint Hospitals, Inc. Executive Performance Incentive Plan (the "Plan") is made on this 10th day of December, 2008.

              WHEREAS, LifePoint Hospitals, Inc. (the "Company") established the Plan effective January 1, 2004, in order to provide meaningful economic incentives that qualify as "performance-based compensation" described in section 162(m)(4)(C) of the Internal Revenue Code (the "Code");

              WHEREAS, Section 12 of the Plan provides that the board of directors of the Company may amend the Plan; and

              WHEREAS, the Company desires to amend the Plan in order to comply with Section 409A of the Code;

              NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2009:

I.            Section 4.5 is deleted and replaced with the following:

              4.5            Change in Control.    In the event the Company experiences a "Change in Control" (as defined in the LifePoint Hospitals, Inc. Change in Control Severance Plan), or enters into an agreement that will result in a Change in Control, during a Performance Period when performance goals of an Award are not achieved, the Participant may receive at the discretion of the Committee the target bonus amount that would be payable under an Award, or a portion thereof as determined appropriate by the Committee. Any payment of the Award shall be made on or before 75 days following the end of the Performance Period. Notwithstanding anything contained herein to the contrary, if a Participant and the Company are parties to a written agreement or any other program or arrangement that expressly addresses the payment of performance-based bonuses upon a Change in Control, the obligations of the Company hereunder will be subject to the terms of such written agreement, program or arrangement.

II.           A new provision is added as follows:

              Notwithstanding anything herein to the contrary in this Plan, to the extent that any benefit under this Plan is payable upon an event involving a Participant's cessation of services, such payment(s) shall not be made unless such event constitutes a "Separation from Service" pursuant to the default definition in section 1.409A-1(h) of the U.S. Treasury Regulations.

III.          A new provision is added as follows:

              Notwithstanding the applicable provisions of this Plan regarding timing of distribution of payments, the following special rules shall apply in order for this Plan to comply with section 409A of the Code: (i) to the extent any distribution is to a "specified employee" (as defined under section 409A of the Code) and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such employee's separation from service with the Company, no such distribution shall be made prior to the date that is six months after the date of the employee's separation from service with the Company, and (ii) any such delayed payments shall be paid to the employee in a single lump sum within five business days after the end of the six-month delay.

              Notwithstanding anything herein to the contrary, each payment under this arrangement shall be made as soon as administratively feasible following the Payment Date, but in any event shall be paid no later than the later of (i) the end of the calendar year that includes the Payment Date or (ii) the date that is 2 1/2 months after the Payment Date. For these purposes, in the event a payment is subject to a six-month delay to comply with Section 409A of the Code, the Payment Date shall be considered the end of the six-month delay.

              To the extent of any compliance issues under Internal Revenue Code Section 409A, the Plan shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the employee.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	B- 1

APPENDIX B

              IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HOSPITALS, INC.
By:	/s/ John P. Bumpus
	Its:	Executive Vice President and Chief Administrative Officer
B- 2	2014 Proxy Statement | LifePoint Hospitals, Inc.

APPENDIX B

 LIFEPOINT HOSPITALS, INC.

EXECUTIVE PERFORMANCE INCENTIVE PLAN

Effective January 1, 2004

              THIS INSTRUMENT is adopted by LifePoint Hospitals, Inc. (the "Company") as the LifePoint Hospitals, Inc. Executive Performance Incentive Plan (the "Plan") to be effective as of January 1, 2004.

RECITALS:

              WHEREAS, the Company has reviewed its executive compensation programs and policies and has determined that a portion of the compensation paid to key employees should be based on their performance;

              WHEREAS, the Company therefore desires to establish a compensation program that provides meaningful economic incentives to encourage outstanding performance by key employees;

              WHEREAS, the Company further desires that the performance goals be established in such a manner so that the economic interests of the key employees are aligned with the economic interests of the shareholders of the Company; and

              WHEREAS, the Company intends that all compensation payable and awards granted hereunder will qualify as "performance-based compensation" described in section 162(m)(4)(C) of the Code (as defined below), and that this Plan be approved by the shareholders of the Company before the compensation amounts described hereunder are paid by the Company;

              NOW, THEREFORE, pursuant to authorization of the Board of Directors of the Company taken on February             , 2004, this instrument is hereby adopted as the Plan that has been established by the Company for the purposes stated herein:

Article I. Definitions

              1.1            Award.    An incentive compensation award issued hereunder to a Participant that is subject to and dependent upon the attainment of one or more performance goals. Payments under Awards will be made, at the discretion of the Committee, in the form of cash, common stock of the Company, or any other securities or property. Payments hereunder may be provided in fulfillment of compensation bonus obligations that are payable under an employment agreement between a Participant and the Company.

              1.2            Board.    The board of directors of the Company.

              1.3            Code.    The Internal Revenue Code of 1986, as amended.

              1.4            Committee.    A committee of Board members that is designated by the Board as the "Compensation Committee," provided that the Committee shall be composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code) and shall be solely composed of individuals who are "outside directors" as defined in Treas. Reg. § 1.162-27(e)(3) or any successor provision.

              1.5            Company.    LifePoint Hospitals, Inc. and its affiliates, successors and assigns.

              1.6            Disability.    A Participant who is eligible for disability benefits under the Company's long-term disability benefits plan shall be deemed to have incurred a disability hereunder.

              1.7            Participant.    Executive officers of the Company whose projected taxable compensation for a fiscal year of the Company may cause the Company to be subject to the deduction limitation of section 162(m) of the Code for the fiscal year and who have been designated by the Committee to receive Awards hereunder.

              1.8            Payment Date.    The date described in Section 4.2 herein.

              1.9            Performance Period.    The period of time to be used in measuring the time during which performance goals under Awards must be met. The Performance Period shall be each fiscal year of the Company unless otherwise specified by the Committee.

LifePoint Hospitals, Inc. | 2014 Proxy Statement	B- 3

APPENDIX B

              1.10            Plan.    The LifePoint Hospitals, Inc. Executive Performance Incentive Plan.

              1.11            Retirement.    The voluntary termination of service by a Participant on or after the date the Participant retires under the LifePoint Hospitals, Inc. Retirement Plan.

              1.12            Voting Securities.    Any securities of an entity which vote generally in the election of its directors.

Article II. Administration

              The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

    (a)
    Select Participants who may receive payments pursuant to Awards, and grant Awards pursuant to the terms hereof;

    (b)
    Subject to the limitations and conditions contained in the Plan, establish the amounts payable under the Awards and the performance goals to be achieved for the payment of the Awards;

    (c)
    Interpret all provisions of this Plan;

    (d)
    Prescribe the forms to be used and procedures to be followed by Participants for the administration of the Plan;

    (e)
    Adopt, amend, and rescind rules for Plan administration; and

    (f)
    Make all determinations it deems advisable for the administration of this Plan.

Article III. Award Eligibility and Limitations

              3.1            Terms of Awards.    All Awards must be established by the Committee in writing no later than the earlier to occur of (i) 90 days after the beginning of the Performance Period, and (ii) the elapse of 25% of such Performance Period. Payment of compensation under an Award shall be based on the attainment of one or more pre-established objective performance goals that are based on the criteria described in Section 3.3. The Committee must identify the Participant to whom the Award has been granted, the amount of compensation payable under the Award, and the performance goals upon which the Award is conditioned. Neither the Company nor the Committee shall have the discretion to increase the amount payable under an Award that would otherwise be due upon the attainment of the performance goals stated in the Award. Except as provided in the written terms and conditions of an Award that are provided to a Participant, or in an employment agreement between the Participant and the Company, the Committee shall retain the right to reduce or eliminate the amount that is payable under the Award.

              3.2            Form of Payment.    An Award shall be paid in the form of a bonus to a Participant. The amount of the bonus shall be stated as a fixed amount or as an objective formula for computing the amount of compensation payable if the performance goal is obtained. A formula for computing compensation may be expressed as a percentage of base compensation payable to a Participant or on any other basis that yields a determinable amount of compensation. The maximum amount of compensation that is payable under all Awards made to a Participant during a calendar year is $3,000,000.

              3.3            Performance Criteria of Awards.    Subject to the terms hereof, and in a manner consistent with Treas. Reg. § 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based upon increases in performance of the Company over a prior period, but may also be based on maintaining status quo or limiting losses or decreases in performance, as is appropriate in view of the business conditions of the Company, its industry or the market in which its securities are traded at the time that a performance goal is established. Performance goals shall be determined on one or more of the following criteria, as selected from time to time by the Committee:

    (a)
    Return on equity, capital, sales or assets.
B- 4	2014 Proxy Statement | LifePoint Hospitals, Inc.

APPENDIX B

    (b)
    Revenues.

    (c)
    Income (net, pre-tax, and/or operating).

    (d)
    Cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital).

    (e)
    Earnings per share.

    (f)
    Debt reduction.

Article IV. Payment of Compensation under Award

              4.1            Payment under Awards.    Except as provided in Sections 4.3, 4.4 and 4.5, payment under an Award shall only occur if (i) the performance goals specified in the Award were satisfied during the Performance Period and (ii) the Participant is employed by the Company or an affiliate of the Company at the end of the Performance Period. Except as provided in Sections 4.3 and 4.5, payment under an Award shall not occur until the Committee has certified in writing that the performance goals have been achieved. For this purpose, approved minutes of the Committee meeting or action by unanimous written consent of the Committee by which certification is made shall be treated as a written certification. However, such certification is not required if the performance goal is based solely on the increase in the market value of Company stock for a specified period.

              4.2            Time of Payment.    Except as provided in Section 4.5, amounts that become payable under an Award after attainment of performance goals shall be paid as soon as practicable (as determined by the Committee) following the close of the Performance Period (the "Payment Date").

              4.3            Death or Disability.    Upon the death or Disability of a Participant during a Performance Period, payments under Awards shall be made as follows:

    (a)
    If the Company achieves the performance goals specified in the Participant's Award, the Participant shall be eligible to receive payments under the Award. The Award may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(a) shall be made as determined by the Committee following the close of the Performance Period, but not prior to the date the Committee certifies in writing that the performance goals have been achieved.

    (b)
    If the Company fails to achieve the performance goals specified in the Participant's Award, the Committee may in its discretion pay all or a portion of the Award. Any payment under the Award may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(b) shall be made as determined by the Committee following the close of the Performance Period.

    (c)
    Notwithstanding anything contained herein to the contrary, if a Participant and the Company are parties to a written agreement that expressly addresses the payment of performance-based bonuses upon death or Disability, the obligations of the Company hereunder will be subject to the terms of that agreement.

              4.4            Retirement.    Upon the Retirement of a Participant during a Performance Period and the attainment of the performance goals under an Award for such Participant for such Performance Period, the Award may be paid in full or may be prorated based on the number of full months which elapsed in the Performance Period as of the date of the Retirement, at the sole and absolute discretion of the Committee. Payments under this Section 4.4 shall be made on the Payment Date.

              4.5            Change in Control.    In the event the Company experiences a "Change in Control" (as defined in the LifePoint Hospitals, Inc. Change in Control Severance Plan), or enters into an agreement that will result in a Change in Control, during a Performance Period when performance goals of an Award are not achieved, the Participant may receive at the discretion of the Committee the target bonus amount that would be payable under an Award, or a portion thereof as determined appropriate by the Committee. The payment of the Award shall be made, at the discretion of the Committee, after the end of the Performance Period or the Change in Control. Notwithstanding

LifePoint Hospitals, Inc. | 2014 Proxy Statement	B- 5

APPENDIX B

anything contained herein to the contrary, if a Participant and the Company are parties to a written agreement or any other program or arrangement that expressly addresses the payment of performance-based bonuses upon a Change in Control, the obligations of the Company hereunder will be subject to the terms of such written agreement, program or arrangement.

              4.6            Withholding Tax Requirements.    Amounts paid hereunder shall be subject to applicable federal, state and local withholding tax requirements.

Article V. General Provisions

              5.1            Effect on Employment.    Neither the adoption of this Plan, its operation, nor any documents describing, or referring to, this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an affiliate or in any way affect any right and power of the Company or an affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

              5.2            Unfunded Plan.    The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

              5.3            Rules of Construction.    Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

              5.4            Governing Law.    The internal laws of the State of Tennessee (without regard to the choice of law provisions of Tennessee) shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

              5.5            Amendment.    The Board may amend or terminate this Plan at any time; provided, however, an amendment that would modify the material terms of the performance goals specified hereunder is not valid until the shareholders of the Company approve the amendment in a manner that satisfies the shareholder approval requirements of section 162(m) of the Code.

              5.6            Successors.    The terms of the Plan shall be binding upon the Company and its successors and assigns, and shall bind any successor of the Company, as well as its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

              5.7            Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid Award shall be paid in the event of the Participant's death. In the absence of any such designation, any Award payments remaining after the Participant's death shall be paid to the Participant's spouse or, if none, to the Participant's children. If the Participant does not have a surviving spouse or children, payment shall be made to his or her estate.

              5.8            Effective Date of Plan.    This Plan shall be effective on January 1, 2004. Awards may be granted hereunder at any time after adoption of this Plan by the Board, provided that no compensation shall be paid under this Plan until the shareholders of the Company approve this Plan in a manner that satisfies section 162(m) of the Code. No Awards may be made under this Plan after the first shareholders meeting that occurs in the fifth year following the year in which the shareholders of the Company previously approved this Plan unless shareholders reapprove this Plan on or prior to the date of such meeting.

B- 6	2014 Proxy Statement | LifePoint Hospitals, Inc.

LIFEPOINT HOSPITALS, INC. 330 SEVEN SPRINGS WAY BRENTWOOD, TN 37027 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by LifePoint Hospitals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M74875-P53188 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LIFEPOINT HOSPITALS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the following: All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) William F. Carpenter III 02) Richard H. Evans 03) Michael P. Haley The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014. 3. Advisory vote to approve the compensation of the Company's named executive officers as presented in the proxy statement. 4. Approval of the material terms of the performance goals under the Company's Executive Performance Incentive Plan. NOTE: In their discretion, the proxies named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. If you are a participant in the LifePoint Hospitals, Inc. Retirement Plan, the trustee named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. Please sign exactly as your name appears on this proxy/voting instruction card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! If you do not plan to vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M74876-P53188 This Proxy/Voting Instruction is solicited on behalf of the Company's Board of Directors LIFEPOINT HOSPITALS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2014 The undersigned hereby authorizes and appoints Paul D. Gilbert and Christy S. Green, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Hospitals, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the LifePoint Hospital Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 3:00 p.m. Central Daylight Time on June 3, 2014, and any adjournment thereof, as indicated on the reverse side of this proxy/voting instruction card. The undersigned, if a participant in the LifePoint Hospitals, Inc. Retirement Plan, hereby instructs Reliance Trust Company, the trustee (the "Trustee") of the Trust Fund under the LifePoint Hospitals, Inc. Retirement Plan, to vote all of the shares of Common Stock of the Company allocated to the undersigned's Plan account as specified on the reverse side of the proxy/voting instruction card at the Annual Meeting of Stockholders to be held on June 3, 2014. This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this proxy will be voted FOR the election of directors, FOR ratification of the selection of the independent registered public accounting firm, FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers, and FOR the approval of the material terms of the performance goals under the Company's Executive Performance Incentive Plan. THIS PROXY/VOTING INSTRUCTION MUST BE DATED AND SIGNED ON THE REVERSE SIDE